                                                                     Exhibit 2.1

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS


                                  BY AND AMONG


                              HYPERCOM CORPORATION,


                            HYPERCOM FINANCIAL, INC.,


                                GOLDEN EAGLE LLC,


                               GOLDEN CORPORATION,


                            LAWRENCE T. LAWLER, JR.,


                                       AND


                             LEONARD E. FRIEDLANDER





                          DATED AS OF DECEMBER 14, 1999

                              TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1       OVERVIEW.....................................................  1

ARTICLE 2       PURCHASE AND SALE OF ASSETS..................................  1

      2.1   Purchase and Sale of Assets......................................  2

      2.2   Schedules........................................................  3

      2.3   Free and Clear of Liens..........................................  3

      2.4   Excluded Assets..................................................  3

      2.5   Assumed Liabilities..............................................  4

      2.6   Liabilities Not Being Assumed....................................  4

      2.7   Closing Payment..................................................  5

      2.8   Incentive Payment................................................  6

      2.9   Characterization of Transaction; Allocation.....................  11

      2.10  Prorations......................................................  11

      2.11  Closing Costs; Transfer Taxes and Fees..........................  11

ARTICLE 3       THE CLOSING.................................................  11

      3.1   Closing.........................................................  11

      3.2   Deliveries by Seller and the Members at Closing.................  12

      3.3   Deliveries by Buyer and Hypercom at Closing.....................  14

ARTICLE 4       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBERS....  14

      4.1   Organization and Qualification..................................  14

      4.2   Authorization...................................................  15

      4.3   No Violation; Consents..........................................  15

      4.4   Capitalization..................................................  15

      4.5   Subsidiaries....................................................  15

      4.6   Financial Statements............................................  16

      4.7   Absence of Undisclosed Liabilities..............................  16

      4.8   Absence of Certain Developments.................................  17

      4.9   Title to and Condition of Acquired Assets.......................  18

      4.10  Leases and Receivables..........................................  18

      4.11  Litigation......................................................  19

                              TABLE OF CONTENTS
                                 (CONTINUED)

                                                                            PAGE

      4.12  Tax Matters.....................................................  19

      4.13  Contracts and Commitments.......................................  21

      4.14  Patents, Trademarks, Etc........................................  23

      4.15  Licenses of Software and Other Intangible Personal Property.....  23

      4.16  Environmental Matters...........................................  23

      4.17  Broker's Fees...................................................  24

      4.18  Employees, Labor Matters, etc...................................  24

      4.19  Employee Benefits...............................................  24

      4.20  Insurance.......................................................  25

      4.21  Transactions with Affiliated Parties............................  26

      4.22  Compliance with Laws; Permits; Certain Operations...............  26

      4.23  Adequacy of Information Systems.................................  26

      4.24  Investment Representations......................................  26

      4.25  Solvency; Bulk Sales............................................  28

      4.26  Restrictions on Business Activities.............................  28

      4.27  Disclosure......................................................  28

ARTICLE 5       REPRESENTATIONS AND WARRANTIES OF HYPERCOM AND BUYER........  28

      5.1   Organization and Standing.......................................  28

      5.2   Authorization...................................................  29

      5.3   Authorized Capital Stock........................................  29

      5.4   Restrictions....................................................  29

      5.5   Brokers and Finders.............................................  30

      5.6   Litigation......................................................  30

      5.7   SEC Documents...................................................  30

ARTICLE 6       CONDUCT PENDING THE CLOSING; COVENANTS......................  30

      6.1   General.........................................................  30

      6.2   Operation of the Seller.........................................  30

      6.3   Business Relationships..........................................  31

      6.4   No Negotiations.................................................  31

                              TABLE OF CONTENTS
                                 (CONTINUED)

                                                                            PAGE

      6.5   Public Announcements............................................  32

      6.6   Notification of Certain Matters.................................  32

      6.7   Access to Information...........................................  32

      6.8   Confidentiality.................................................  33

      6.9   Tax Exemption; Concession.......................................  33

      6.10  Consents to Assignment..........................................  34

      6.11  Employment of Seller's Employees................................  34

      6.12  HSR Act.........................................................  34

      6.13  Guarantees......................................................  34

      6.14  Repurchase Obligation...........................................  34

ARTICLE 7       CONDITIONS PRECEDENT TO PERFORMANCE BY HYPERCOM.............  35

      7.1   Accuracy of Representations and Warranties......................  35

      7.2   Performance of the Seller and the Members.......................  35

      7.3   No Material Adverse Changes.....................................  35

      7.4   Absence of Litigation...........................................  35

      7.5   Deliveries under Article 3......................................  35

      7.6   Prior Approvals.................................................  35

      7.7   HSR Act Notification............................................  35

      7.8   Consent of Seller's Accountants.................................  35

ARTICLE 8       CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER AND
               MEMBERS......................................................  36

      8.1   Accuracy of Representations and Warranties......................  36

      8.2   Performance of Hypercom.........................................  36

      8.3   Absence of Litigation...........................................  36

      8.4   HSR Act Notification............................................  36

      8.5   Deliveries under Article 3......................................  36

      8.6   No Material Adverse Changes.....................................  36

ARTICLE 9       REGISTRATION RIGHTS.........................................  36

      9.1   "PiggyBack" Registration Rights.................................  36

      9.2   Demand Right....................................................  37

                              TABLE OF CONTENTS
                                 (CONTINUED)

                                                                            PAGE

      9.3   Registration Expenses and Indemnity.............................  39

ARTICLE 10      NON-COMPETITION.............................................  40

      10.1  Agreement Not to Compete........................................  40

      10.2  Acknowledgment; Relief for Violation............................  41

      10.3  Severability....................................................  41

      10.4  Extension During Breach.........................................  41

ARTICLE 11      INDEMNIFICATION AND SURVIVAL................................  41

      11.1  Survival of Representations and Warranties......................  42

      11.2  Indemnification.................................................  42

ARTICLE 12      DISPUTE RESOLUTION..........................................  44

      12.1  Mediation.......................................................  44

      12.2  Arbitration.....................................................  45

ARTICLE 13      TERMINATION.................................................  45

      13.1  Termination.....................................................  45

      13.2  Effect of Termination...........................................  46

ARTICLE 14      MISCELLANEOUS...............................................  46

      14.1  Entire Agreement................................................  46

      14.2  Special Provision Regarding Receivables.........................  46

      14.3  Severability....................................................  46

      14.4  Notices and Other Communications................................  47

      14.5  Counterparts....................................................  47

      14.6  Closing Date Balance Sheet......................................  47

      14.7  Governing Law...................................................  48

      14.8  Assignment......................................................  48

      14.9  Schedules and Exhibits..........................................  48

      14.10 Waiver of Provisions............................................  48

      14.11 Specific Performance............................................  48

      14.12 Costs...........................................................  48

      14.13 Section and Paragraph Headings..................................  48

      14.14 Amendment.......................................................  49

                              TABLE OF CONTENTS
                                 (CONTINUED)

                                                                            PAGE

      14.15 Expenses........................................................  49

      14.16 Extent of Obligation............................................  49

      14.17 Tax Matters.....................................................  49

      14.18 Bulk Sales Waiver...............................................  49

                              INDEX OF EXHIBITS

Exhibit A   Definitions

Exhibit B   Escrow Agreement

Exhibit C   Bill of Sale and Assumption Agreement

Exhibit D   Assignment of Contracts

Exhibit E   Assignment of Intellectual Property Rights

Exhibit F   Assignment of Lessor's Interest in Leases

Exhibit G   Legal Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

Exhibit H   Employment Agreement with Lawrence T. Lawler

Exhibit I   Employment Agreement with Len Friedlander

Exhibit J   Employment Agreement with Joel Epstein

Exhibit K   Employment Agreement with Lisa Lersner

Exhibit L   Employment Agreement with Debi Bresnan

Exhibit M   Employment Agreement with Joseph Garzi

Exhibit N   Letter Agreement by and among Golden Eagle LLC, Golden Eagle
            Credit Corporation, the Members, Joel Epstein and Arnold
            Rosenshein

Exhibit O   Opinion of Snell & Wilmer L.L.P.

                    AGREEMENT OF SALE AND PURCHASE OF ASSETS

      This Agreement of Sale and Purchase of Assets (the "Agreement") is made as of December 14, 1999, by and among the following parties:

     - HYPERCOM CORPORATION, a Delaware corporation ("Hypercom"), and its wholly-owned subsidiary, HYPERCOM FINANCIAL, INC., an Arizona corporation ("Buyer");

     - GOLDEN EAGLE, LLC, a Connecticut limited liability company ("GE" or "Seller"); and

     - GE's three members (collectively, the "Members"):

        - GOLDEN CORPORATION, a Connecticut corporation ("GC");

        - LAWRENCE T. LAWLER, JR. ("Lawler");

        - LEONARD E. FRIEDLANDER ("Friedlander").


                                   ARTICLE 1
                                    OVERVIEW

      1.1 GE is engaged in the business of leasing diversified types of office, medical, telecommunications and credit card authorization equipment, and structuring and operating vendor leasing programs (the "Business").

      1.2 By this Agreement, Buyer desires to purchase from GE, and GE desires to sell to Buyer, substantially all of the assets of GE, and to assume certain liabilities on the terms and subject to the conditions of this Agreement.

      1.3 For purposes of this Agreement, certain capitalized terms have the meanings subscribed to them in Exhibit A. Other terms are defined in the body of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

                                   ARTICLE 2
                         PURCHASE AND SALE OF ASSETS

      2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, and in reliance on the respective representations and warranties of the parties, Seller agrees to sell, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title, and interest in and to those assets, rights, and properties of Seller of every kind, character, and description, whether tangible, intangible, real, personal, or mixed and wherever located, relating to or used directly or indirectly in the operation of the Business, as specified below (the "Acquired Assets"):

             (a) Balance Sheet Assets. All of the assets reflected on the Interim Balance Sheet of Seller and all assets subsequently acquired, except for the excluded assets set forth in Section 2.4 below and those assets disposed of or converted into cash in the ordinary course of business consistent with past practices and this Agreement. Schedule 2.1(a) sets forth the Interim Balance Sheet (as defined in Section 4.6 below).

             (b) Furniture, Fixture and Equipment. All furniture, fixtures, equipment, improvements, computers, supplies, tools and other personal property, peripherals, communication products and accessories, and all supplies and materials;

             (c) Inventories. All inventory sold and financed as part of the Business, including repair parts;

             (d) Receivables under Accounts, Notes, Leases and Conditional Sales Agreements. All accounts, notes, leases, conditional sales agreements and other similar contracts and all rights to receivables thereunder (collectively, the "Receivables");

             (e) Real Estate and Equipment Leases. Seller's interests, claims, and rights, including all deposits, under real estate and equipment leases, a current list of which is set forth in Schedule 2.1(e) hereto;

             (f) Contracts. All of the (i) rights of Seller under all Listed Contracts (as defined in Section 4.13(a)) and other arrangements, to the extent expressly assumed by Buyer ("Assumed Contracts"), a current list of which is set forth in Schedule 2.1(f) hereto, (ii) rights of Seller to receive payment, goods, services or other benefits pursuant to such Assumed Contracts and to assert claims and take other rightful actions in respect of breaches, defaults, and other violations of such Assumed Contracts, and (iii) assignable claims, credits, rights, and benefits (including rights of recovery) of Seller under or with respect to such Assumed Contracts;

             (g) Records and Files. All Seller's books of account, records, files, invoices, studies, reports, plans and information used in connection with the Acquired Assets or the Business, including customer, supplier and property lists, employee files, operating manuals, catalogs, technical information sheets, pricing sheets, advertising, marketing and display materials, brochures and other materials and data, and any documents and other items contained in any files related to the Receivables (including, but not limited to, the legal files and the contract files);

             (h) Permits. To the extent transferable, all title, claims, and rights under any Permits or authorizations issued to Seller relating to the Business, a current list of which is set forth in Schedule 2.1(h) hereto;

             (i) Intellectual Property Rights. All of the Seller's federal, state and foreign and common law copyrights, service marks, trademarks, trade names (which shall include the names "Golden," "Golden Eagle," "Golden Credit," "Golden Eagle Leasing," "Golden Leasing" and "Quest Collection Agency"), and patents, and all registrations thereof; all technology, know-how, maskworks, net lists, schematics, processes, designs, inventions, trade secrets, and similar or related rights (whether or not patentable); all computer software programs and applications created by or on behalf of or used by the Seller; all agreements, licenses, permits and applications related to the foregoing to the extent transferable; all rights held by Seller to enforce Seller's trade secret, confidentiality, non-competition and related rights, whether arising under law or by contract, against any third party, including any current or former employee or consultant of Seller; any and all claims, by Seller related thereto, including claims of infringement brought against third parties; a current list of which is set forth in Schedule 2.1(i) (collectively, the "Intellectual Property Rights");

             (j) Cash and Equivalents. All cash, cash equivalents, deposits in transit, prepaid items, including insurance and any cash surrender value thereof, prepaid expenses and prepaid rent, deferred charges, advance payments, and security deposits, but excluding prepaid taxes;

             (k) Subsidiaries. All equity interests in Golden Eagle SPC, LLC and Golden Eagle SPC II, LLC, bankruptcy remote special purpose subsidiaries (the "Subsidiaries");

             (l) Other Assets. Any additional items of tangible or intangible property used or owned by Seller and used in connection with the Business which are not included above; and

             (m) Goodwill. All goodwill associated with the Business, whether or not carried on the Seller's balance sheet.

      2.2 Schedules. (a) Within three business days of the date hereof, Seller shall provide complete Schedules to Buyer, together with all copies of all documents referenced herein not previously provided to Buyer. Seller shall have ten business days from the date of delivery to review the Schedules and underlying documents and to determine which obligations or contracts not previously provided or disclosed Buyer will assume. If the Schedules reveal information concerning the Business or Acquired Assets that constitutes a Material Adverse Change, Buyer may terminate this Agreement as provided in
Section 13.1.

      (b) Seller shall update all Schedules as of the Closing Date showing any differences from the Schedules attached hereto. If the Schedules reveal (or Hypercom or Buyer otherwise discovers or Seller provides Hypercom or Buyer with) information concerning the Business or the Acquired Assets that constitutes a Material Adverse Change, Buyer may terminate this Agreement as provided in
Section 13.1.

      2.3 Free and Clear of Liens. The sale of the Acquired Assets shall be made free and clear of all liabilities, obligations, and Encumbrances, except for Permitted Liens (as defined in Section 4.9) and for those liabilities, obligations, and Encumbrances specifically assumed by Buyer under Section 2.5 hereof.

      2.4 Excluded Assets. There shall be excluded from the Acquired Assets the following (collectively, the "Excluded Assets"):

      (a) Seller's interest or investment in GECC (but not GECC's assets related to or used in connection with the Business which shall be transferred to GE prior to Closing);

             (b) claims or rights against third parties relating to liabilities or obligations that are not assumed by Buyer hereunder;

             (c) all contracts of insurance (whether or not relating to the Acquired Assets or the Business) of any kind;

             (d) all corporate minute books and stock transfer books and the corporate seal of Seller;

             (e) any asset related to any Employee Benefit Plan; and

             (f) tax refunds to the extent they exceed any tax deficiencies.

      2.5 Assumed Liabilities. Except as hereinafter provided in this Section 2.5, from and after the Closing Date (as defined herein), Buyer shall assume only those liabilities or obligations (the "Assumed Liabilities") of Seller (i) reflected on the Interim Balance Sheet and all liabilities or obligations of the same nature and character as those set forth on the Interim Balance Sheet incurred subsequent thereto in the ordinary course of business and consistent with past practices (excluding specifically liabilities arising out of a breach of contract, breach of warranty, tort, infringement, claim or lawsuit, unless specifically reserved for on the Interim Balance Sheet ), or (ii) arising on or after the Closing Date under the terms of any Assumed Contract. It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Seller of any kind or nature other than those specifically assumed by Buyer under this Section.

      2.6 Liabilities Not Being Assumed. Anything contained in this Agreement to the contrary notwithstanding, the Seller and the Members shall remain responsible for and Buyer shall not assume any of the following liabilities or obligations, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory, of Seller, which liabilities and obligations shall at and after the Closing Date remain the exclusive responsibility of the Seller or the Members (the "Excluded Liabilities"):

             (a) All liabilities and obligations of Seller and the Members under this Agreement or obligations of Seller and the Members with respect to or arising out of the consummation of the transactions contemplated by this Agreement, including any fees and expenses incurred by Seller;

             (b) All liabilities and obligations of Seller and the Members for Taxes due or becoming due by reason of (i) the conduct of the Business on or before the Closing Date or (ii) the ownership, possession, use, operation, purchase, acquisition, sale or disposition of the Acquired Assets on or before the Closing Date, including, without limitation, all Taxes imposed on or accruing as a result of the purchase and sale of the Acquired Assets hereunder, including Taxes attributable to or resulting from recapture of depreciation or other Tax benefit items resulting from the transactions contemplated by this Agreement and Taxes attributable to receipt by Seller of the Purchase Price (including the Incentive Payment) and the assumption by Buyer of the Assumed Liabilities;

             (c) To the extent not specifically reserved for on the Interim Balance Sheet, any liabilities or obligations or expenses of the Seller related to any claims or litigation of Seller or otherwise related to the Business or Acquired Assets relating to events or occurrences arising on or prior to the Closing Date, whether or not disclosed in
Schedule 4.11;

             (d) Any Encumbrance affecting the title to the Acquired Assets, except Permitted Liens;

             (e) Any liabilities, obligations or expenses relating to any environmental matter or condition, whether or not disclosed in Schedule 4.16;

             (f) As more fully set forth below, any liabilities, obligations or expenses relating to any Employee Benefit Plan as defined in Section 4.19 or any employment agreement or arrangement;

             (g) Amounts payable by Seller to the Members exceeding $500,000;

             (h) The liabilities or obligations listed on Schedule 2.4 hereto;

             (i) All liabilities or obligations of or relating to Seller or the Business that are not Assumed Liabilities; and

             (j) Any and all liabilities or obligations for the past service, or prior employment by Seller, or any person, including, without limitation, any liability for past due compensation, severance pay, compensation, accrued bonuses or profit sharing under any bonus or profit-sharing program of Seller, and any liability arising out of or relating to any Employee Benefit Plan, except for vacation pay to the extent accrued for on the Interim Balance Sheet.

      The Members and Seller shall discharge or make an adequate provision for all Excluded Liabilities and, without limitation of the foregoing, if Seller shall liquidate, dissolve, or wind-up after the Closing Date, Seller shall pay, post security for, or otherwise make provision for all Excluded Liabilities prior thereto as provided under law and the Members and their spouses expressly agree to guarantee the payment of all Excluded Liabilities.

      2.7 Closing Payment.

             (a) At the Closing, Hypercom shall deliver to Seller an amount equal to the sum of Eighteen Million Five Hundred Thousand Dollars ($18,500,000) in cash or other immediately available funds, plus Four Million Dollars ($4,000,000) in the form of Hypercom Common Stock (the "Closing Payment"). The number of shares to be issued at closing will be determined by dividing Four Million Dollars ($4,000,000) by the Conversion Price. The Conversion Price means the average closing sales prices of a share of Hypercom Common Stock as reported by The New York Stock Exchange for the twenty-day trading period ending on the fifth trading day immediately preceding the Closing Date, subject to appropriate adjustment for any stock split (including in the form of a stock dividend), reverse stock split or reclassification or spin-off excluding the formation of Cirilium Corporation.

             (b) At the Closing Date, Seller will deliver to a mutually acceptable escrow agent (the "Escrow Agent") an amount equal to the Sales and Use Tax Calculation (as defined in Section 3.2(s)), to be held by the Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit B hereto (hereinafter, the "Escrow Agreement"), to secure the amounts that may be paid in connection with the Sales and Use Tax Calculation and for undisclosed liabilities and breaches of representations, warranties and covenants as more fully provided for in the Escrow Agreement.

      2.8 Incentive Payment.

             (a) General. As additional consideration for the Acquired Assets and based upon the performance standards set forth below in Section 2.8(c), Hypercom shall pay to the Seller over a three (3) year period (the "Incentive Term") an amount up to an aggregate of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000) ("Incentive Payment"). The Incentive Payments shall be made within fifteen (15) days after the earlier of March 31, 2001, 2002, or 2003, as applicable, or the release of Hypercom's audited financial results for the previous fiscal year end (each considered an "Incentive Payment Date"). The Incentive Payments will be payable in the form of Hypercom Common Stock; provided, however, that in the event that any Incentive Payment Date precedes the effective date of (i) any consolidation or merger in which Hypercom is not the continuing corporation and in which the Hypercom Common Stock outstanding immediately prior to the merger or consolidation is exchanged for cash, securities or other property of Hypercom or another entity, (ii) any sale, transfer, lease or conveyance to another Person of the property of Hypercom as an entirety or substantially as an entirety, or (iii) any statutory exchange of securities of Hypercom with another Person (other than in connection with a merger or acquisition), any corresponding Incentive Payment shall be payable in cash or other immediately available funds unless the successor entity at the time of the transaction, at its option, determines to pay the Incentive Payment in its equivalent securities or cash; and provided, further, that in lieu of any fractional shares issuable in respect of any Incentive Payment, the Seller shall be entitled to receive cash for such portion of such Incentive Payment. The number of shares to be issued will be determined by dividing each Incentive Payment by the Conversion Price.

             (b) HSR Filing. As more fully provided for in Section 6.12, Seller and the Members on the one hand and Buyer on the other hand shall, prior to the payment in Hypercom Common Stock of any Incentive Payment hereunder, shall each file with the FTC and DOJ any notifications required to be filed by their respective "ultimate parent entities" under the HSR Act, with respect to the transactions contemplated herein.

             (c) Targeted Amounts. Each Incentive Payment shall be based upon the percentage of the target EBT (the "Target EBT") achieved by the Business for each of (A) the twelve month period ending on December 31, 2000, (B) the twelve month period ending on December 31, 2001, and (C) the twelve month period ending on December 31, 2002 (each, subject to adjustment as set forth in Sections 2.8(e)(iv), (vi), and (vii) and 2.8(f)) all as set forth in the chart below. For purposes hereof, "EBT" shall mean the Seller's income before benefit for income taxes as computed in accordance with GAAP on an accrual basis of accounting.

TARGET EBT
YEAR ENDING DECEMBER 31:


                                       2000            2001             2002
                                       ----            ----            ----
December 31, 2000                 $ 4,956,243       $ 4,956,243      $ 4,956,243
December 31, 2001                                    13,593,497       13,593,497
December 31, 2002                                                     23,192,592
                                  -----------       -----------       -----------
      CUMULATIVE EBT TARGET       $ 4,956,243       $18,549,740       $41,742,332


PERCENTAGE ACHIEVED:                      INCENTIVE PAYMENT
                                                   2000          2001          2002
                                                   ----          ----          ----
<60%                                                  0             0             0
>60 - < 70%                                   1,805,555     1,805,555     1,805,555
>70 - < 80%                                   3,611,110     3,611,110     3,611,110
>80 - < 90%                                   5,416,665     5,416,665     5,416,665
>90 - < 100%                                  7,222,220     7,222,220     7,222,220
>100 - < 110%                                 9,027,775     9,027,775     9,027,775
110%                                         10,833,333    10,833,333    10,833,333


EXPLANATORY NOTE: Incentive Payments are measured cumulatively and accordingly may be made up. Actual cumulative percentage is determined by dividing cumulative target EBT by actual cumulative results (EBT). Then, add the cumulative Incentive Payments for the years considered and deduct any Incentive Payments previously earned. Amounts in between each "percentage achieved" shall be pro rated.

The following sets forth a hypothetical situation as an example:


                                               2000          2001          2002
                                               ----          ----          ----
            December 31, 2000            $3,130,000    $3,130,000    $3,130,000
            December 31, 2001                          12,163,902    12,163,902
            December 31, 2002                                        32,550,941
                                        ------------  ------------  ------------
Cumulative results (EBT)                 $3,130,000   $15,293,902   $47,844,843
Cumulative percentage achieved                  63%         82.4%          110%
Cumulative incentive payout               2,347,220     9,479,167    32,500,000
Less previous payments                                (2,347,220)   (9,479,167)
                                        ------------  ------------  ------------
Incentive Payment due                    $2,347,220    $7,131,947   $23,020,833



      (d) Accounting Matters.

          (i) In order to facilitate the calculation of the Incentive Payments hereunder, the Business shall be accounted for as a separate division. All costs and revenues which are reasonably related to the Business shall be included for purpose of calculating the EBT of the Business.

             (ii) The Business will be accounted for in accordance with accounting principles consistently applied by the Business prior to the acquisition hereunder, to the extent pursuant to GAAP. The Board of Directors of Buyer has the authority to make any changes in the Business' accounting practices only to conform such practices to GAAP.

             (iii) EBT of the Business will be computed as if the acquisition of the Business had, for accounting purposes, been accounted for as a pooling of interests and no charge for the amortization of goodwill shall be made against pre-tax income.

             (iv) On each Incentive Payment Date, the Buyer shall deliver to the Seller a statement (each an "EBT Calculation Statement") setting forth in reasonable detail its calculation of (i) EBT for the Business for the preceding fiscal year and (ii) Target EBT for such fiscal year, as adjusted, if necessary, pursuant to Sections 2.8(e)(iv), (vi), and (vii) or 2.8(f) (as so adjusted, "Adjusted Target EBT").

      (e) Operation of Business.

             (i) It is the intent of the parties that the Business shall operate in a commercially reasonable manner with a view to maximizing its short-term and long-term profitability. Buyer and Seller both acknowledge that the profitability of the Business is determined by a multitude of factors, many of which are beyond the control of Buyer or Seller, and there is no assurance to either Buyer or Seller that any certain profit levels or appreciation in value of the Business will be achieved. Further, recognizing that there may be issues as to which short-term objectives and long-term objectives of the Business are inconsistent, Buyer and Seller have agreed upon the provisions of this Section
2.8 as Seller's exclusive remedy in the event of a difference in opinion between Buyer and Seller regarding the management of the Business.

             (ii) The Board shall have ultimate authority on all matters relating to the Business. In the absence of an action by the Board, the authority of the Board may be exercised by the written direction of a senior executive of Buyer designated in writing for such purpose ("Designated Officer").

             (iii) There will be no general allocation of overhead of Buyer or its Affiliates with respect to the Business; however, the Business must pay for services or benefits provided by Buyer or its Affiliates. Services rendered by the Business to Buyer or its Affiliates and services or benefits rendered by Buyer or its Affiliates to the Business will be charged at the rates allocated or charged to other divisions or subsidiaries of Hypercom or its Affiliates and, if there are no such allocations or charges, on an arm's-length basis.

             (iv) Prior to the end of each fiscal year during the Incentive Term, Buyer and Seller shall mutually agree on a budget for the Business, which shall include an estimate of need for capital resources or financing over the next fiscal year. Buyer will use its reasonable commercial efforts to provide capital resources or financing to the Business (the "Available Capital") not materially less, for any fiscal year during the Incentive Term, than the amount contemplated for such fiscal year in the mutually agreed benchmark projections (the

"Agreed Capital"). If the Available Capital for any fiscal year during the Incentive Term is materially less than the Agreed Capital for such fiscal year, then the Target EBT for such fiscal year shall be reduced downward by an amount that appropriately reflects any corresponding reduced earnings capacity for the Business. Funds provided to the Business for operations, including for capital expenditures, will be loaned to the Business at the average weighted cost of borrowings by Hypercom.

             (v) The Board or Designated Officer may authorize the combination or integration of other businesses into the Business, the entry into a new business (by acquisition or otherwise) by the Business, or the acquisition of additional lease portfolios (hereinafter referred to as a "Buyer Integration"); provided however, (i) that the Buyer provide to Seller within 10 days after a decision to proceed with such Buyer Integration has been made by the Buyer (either through Board Approval or through the Designated Officer) written notice of such Buyer Integration (the "Buyer Integration Notice"), such notice to include pertinent information pertaining to the Buyer Integration, and (ii) in the event Seller opposes any such Buyer Integration and advises the Board or Designated Officer in writing within fifteen (15) days after the receipt of such Buyer Integration Notice that it elects to have the activities of such Buyer Integration excluded from the determination of Incentive Payments, then the Buyer shall maintain separate financial records for such Buyer Integration so that the revenues, expenses, capital expenditure requirements and other financial attributes with respect to such Buyer Integration shall not be included in the calculation of EBT for the Business and the corresponding Incentive Payment.

             (vi) The Board or the Designated Officer may authorize the sale or termination of any product line or service offered by the Business. If such product line or service represents, individually or in the aggregate with other discontinued product lines or services, more than five percent (5%) of the net sales of the Business in any given year or 10% in the aggregate during the Incentive Term, Seller shall have the right to an equitable adjustment to the Target EBT to compensate Seller for any demonstrable adverse effect on its ability to achieve the Incentive Payment payable hereunder. If such product line or service represents five percent (5%) or less of the net sales in any given year or 10% in the aggregate during the Incentive Term, such sale or termination shall not afford Seller the right to an equitable adjustment.

             (vii) The Board or Designated Officer may authorize the cessation of business or sell or otherwise dispose of all or substantially all of the assets of the Business or Buyer may sell or otherwise dispose of all or substantially all of the stock in the Business. In the event Buyer elects to discontinue the Business or sell all or substantially all of its stock in the Business or all or substantially all of the assets of the Business to a party other than an Affiliate of Buyer or a company which has substantially the same shareholders as Buyer, Seller shall have the right to an equitable adjustment to the Target EBT to compensate Seller for any demonstrable adverse effect on its ability to achieve the Incentive Payment payable hereunder; provided, however, Seller will not have the right to an equitable adjustment if such other party assumes Buyer's obligation to make the Incentive Payment and agrees to comply with the relevant terms of this Agreement pertaining thereto.

             (viii) Seller and the Members acknowledge that Buyer intends to discontinue off-balance sheet securitization transactions or sales of portfolios.

             (f) Termination Without Cause or for Good Reason. In the event that during the Incentive Term the Buyer terminates the employment of either Friedlander, Lawler, or Joel Epstein without "Cause" or such person resigns for "Good Reason" as defined in their Employment Agreements, Seller shall have a right to an equitable adjustment to the Target EBT to compensate Seller for any demonstrable adverse effect on its potential ability to achieve the Incentive Payment payable hereunder.

             (g) Disputes. If Seller disputes the amount of any Incentive Payment provided for herein, Seller shall notify Hypercom within thirty (30) days after the delivery of such payment and EBT Calculation Statement. The basis of such dispute must be the failure to calculate such Incentive Payment or its corresponding Adjusted Target EBT, if any, in accordance with this Agreement. If Seller gives notice of a dispute within such thirty (30) day period, promptly thereafter Hypercom and its accountants shall meet and consult with Seller and/or its accountants to discuss matters relating to the calculation. Seller shall have the right to conduct an audit of the financial statements of the Business. Seller shall pay for the expense of any such audit performed by it unless, if the issue is arbitrated as set forth below, the Accounting Arbitrator (as defined below) determines that the Incentive Payment in dispute is less by more than ten percent (10%) from the actual Incentive Payment amount, in which case Hypercom shall pay the full cost of Seller's review of the financial statements of the Business in dispute. For purposes of conducting its audit of such financial statements, Hypercom and its accountants shall provide Seller with all supporting work papers and other materials as Seller's representative shall reasonably request.

      If Hypercom and Seller are unable to resolve any dispute regarding the calculation of an Incentive Payment due Seller with respect thereto within thirty (30) calendar days after receipt of notice of dispute by Buyer, then an accounting firm of national repute (other than the firm currently serving as auditors for Seller or the Members) as may be mutually agreed upon by Hypercom and Seller (the "Accounting Arbitrator") shall be employed as arbitrator hereunder to settle such dispute as soon as practicable. The parties shall give the Accounting Arbitrator access to all documents, facilities and personnel within their respective control reasonably necessary to perform its function as arbitrator. The parties agree that the Accounting Arbitrator shall decide only matters involving differences as to accounting practices and principles and other matters relating to the calculation of the Incentive Payment due Seller pursuant to this Agreement (including the allocation of any costs and revenues to the Business rather than to an opposed Buyer Integration pursuant to Section 2.8(e)(v), or vice versa), and not to any non-accounting matters involving the construction or interpretation of this Agreement. Any arbitration pursuant to this Section 2.8(g) shall be conducted in Chicago, Illinois, in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association. The Accounting Arbitrator determination with respect to any dispute by the Members hereunder shall be final and binding on all parties, and judgment on the arbitration award may be enforced in any court having jurisdiction over the subject matter of the controversy. Each party shall share the fees and expenses of the Accounting Arbitrator for such services.

(h) Offsets. Any Incentive Payment due to Seller shall be subject to Hypercom's or Buyer's right of offset under Section 11.2(f).

             (i) Survivability. The provisions of this Section 2.8 shall apply only to the conduct of the Business until December 31, 2002.

             (j) Imputation of Interest. To the extent that any portion of the Incentive Payment is treated as imputed interest for income tax purposes, the amount of such imputed interest shall be determined based upon the short term applicable federal rate, using annual compounding, for the month in which the Closing Date occurs.

      2.9 Characterization of Transaction; Allocation. Buyer, Seller, and Members acknowledge and agree that the purchase and sale contemplated by this Agreement constitutes an "applicable asset acquisition" within the meaning of
Section 1060 of the Code (and the corresponding provisions of state and local law). Buyer, Seller, and Members further acknowledge and agree that the Purchase Price payable by Buyer (and Buyer's assumption of the Assumed Liabilities and all other capitalizable costs) shall be allocated among the Acquired Assets in accordance with the allocation set forth in Schedule 2.9 and Buyer and Seller shall report the purchase and sale of the Acquired Assets in accordance with such allocation for all Tax purposes, including the filing of Internal Revenue Service Form 8594 as required by law. The Buyer and Seller further agree to file such amended Internal Revenue Service Forms 8594 as may be necessary as a result of any Incentive Payments which may be made or other adjustments to the Purchase Price which may occur after the Closing Date.


      2.10 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the personal property Taxes, real property Taxes, water, gas, electricity and other utilities, local business or other license fees or Taxes, merchants' association dues and other similar periodic charges payable with respect to the Acquired Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date.

      2.11 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for paying (i) any and all Taxes associated with the transfer of the Acquired Assets to Buyer, including, without limitation, any and all documentary, transfer, sales, use or other Taxes imposed by reason of the transfers of Acquired Assets contemplated by this Agreement, (ii) all costs and fees associated with the transfer of any motor vehicles listed on Schedules 2.1, including, without limitation, all sales and transfer Taxes, (iii) all costs of obtaining the transfer of existing Permits which may be lawfully transferred,
(iv) all fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2, and (v) all fees and costs of recording or filing all UCC termination statements and other releases of Encumbrances or of filing new UCC or other security statements in connection with the transfer of security interests on the Acquired Assets in favor of Buyer.

                                   ARTICLE 3
                                 THE CLOSING

      3.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held on January 7, 2000, at the offices of Snell & Wilmer, L.L.P., Phoenix, Arizona, or at such other time and place as the parties shall mutually agree (the "Closing Date").

      3.2 Deliveries by Seller and the Members at Closing. In addition to any other documents required to be delivered at Closing, Seller and the Members shall deliver or cause to be delivered each of the following, in form and substance satisfactory to Buyer:

             (a) An executed Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit C and other instruments of transfer, with full warranties of title, dated as of the Closing Date, conveying to Buyer all of Seller's right, title, and interest in and to the Acquired Assets, all in form and substance satisfactory to Buyer;

             (b) An executed Assignment of Contracts (with consents if required) in the form attached hereto as Exhibit D, with respect to the Assumed Contracts set forth in Schedule 2.1;

             (c) Executed assignments of all assignable Permits issued to Seller by any governmental entity or vendor;

             (d) All books, records and other data relating to the Business (other than those reflected in Section 2.1(g);

             (e) Properly executed and acknowledged titles and other instruments of transfer to all motor vehicles owned by Seller and used in connection with the Business;

             (f) Assignments of Intellectual Property Rights, each in the form attached hereto as Exhibit E, in recordable form to the extent necessary to assign such rights;

             (g) Instruments of assignment and transfer of all other property of Seller used in connection with the Business of every kind and description and wherever situated;

             (h) All documents necessary to release the Acquired Assets from all Encumbrances, except for Permitted Liens;

             (i) Such certificates of Seller's officers and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Buyer;

             (j) Certified resolutions adopted by Seller's governing board and the Members approving this Agreement and the transactions contemplated hereby;

             (k) All agreements or consents of any parties, including to the assumption of debt on Seller's balance sheet by its lenders, necessary to the consummation of the transactions contemplated by this Agreement;

             (l) The legal opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to the Seller and the Members, in the form attached hereto as Exhibit G;

             (m) The executed Employment Agreements with Friedlander, Lawler, Joel Epstein ("Epstein"), Lisa Lersner, Debi Bresnan and Joseph Garzi in the forms attached hereto as Exhibits H, I, J, K, L, and M (the "Employment Agreements");

             (n) A UCC-1 Financing Statement (see explanation in Section 14.2);

             (o) Audited financial statements for the nine months ended September 30, 1999 and 1998, prepared in accordance with GAAP and in a manner consistent with the accounting principles adopted in the preparation of the Financial Statements;

             (p) Evidence of the prior assignment to Seller of all assets, properties, licenses, permits or other authorizations relating to the Business from GC, GECC, GLS and Epstein, as applicable;

             (q) Certificates or assignments of GC, GECC, GLS and Epstein to (i) evidence that each do not directly or indirectly own any assets, properties, licenses, permits or other authorizations relating to or used in connection with the Business and (ii) as to Epstein, that he assigns all direct and indirect interest in the names "Golden Leasing" and "Golden Eagle Leasing" that he may have;

             (r) Evidence that the names of GE, GC, GECC, and GLS have been changed;

             (s) PricewaterhouseCooper's final calculation of the amount of potential Taxes that may be due, but have not been paid or accrued, in applicable state, local and other jurisdictions arising out of the lease of property in those jurisdictions (the "Sales and Use Tax Calculation");

             (t) Letter agreement by and among Golden Eagle LLC, Golden Eagle Credit Corporation, the Members, Epstein and Arnold Rosenshein in substantially the form attached hereto as Exhibit N;

             (u) Lease assignments with respect to each parcel of real estate or any item of personal property which is leased by Seller and which is to be assumed by Buyer hereunder, properly executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

             (v) Executed agreements of the spouses of Friedlander and Lawler, whereby such spouses agree with and consent to be bound by the terms of this Agreement and guarantee the payment of all Excluded Liabilities per Section 2.6 above; and

             (w) Such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Acquired Assets in accordance with the provisions hereof, all of which instruments including those specifically listed above shall be in form acceptable to Buyer and its counsel.

      The Members and Seller, at any time before or after the Closing, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer, for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, the Business, and all the Acquired Assets. If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer, any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

      3.3 Deliveries by Buyer and Hypercom at Closing. At the Closing, Buyer or Hypercom shall deliver or cause to be delivered each of the following, in form and substance satisfactory to the Seller:

             (a) Delivery of the Closing Payment to the Seller;

             (b) Certified resolutions of the Board of Directors of Hypercom and Buyer, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby;

             (c) An executed Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit B;

             (d) The executed Employment Agreements;

             (e) The legal opinion of Snell & Wilmer L.L.P., counsel to Buyer, in substantially the form attached hereto as Exhibit O hereto; and

             (f) Written consents and permits of any and all persons, including without limitation government agencies, authorities and other third parties, required to be obtained by Buyer prior to the consummation of the transactions contemplated hereby.

                                   ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBERS

      As of the date hereof and as of the Closing Date, the Seller and each Member jointly and severally represent and warrant to Buyer and Hypercom each of the following:

             4.1 Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations. Copies of the Articles of Organization and the Operating Agreement of the Seller, and all amendments thereto, heretofore delivered to Hypercom are accurate and complete as of the date hereof and are currently in effect without further amendment thereto, except as set forth therein. The Seller is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in the states or other jurisdictions listed in Schedule 4.1, which constitutes states or jurisdictions in which ownership of property, the employment of personnel or the conduct of its business requires such qualification, except where failure to be so licensed or qualified will not have a Material Adverse Effect.

      4.2 Authorization. Each of Seller and the Members has full power and authority (corporate, fiduciary or other) to enter into this Agreement and to carry out the transactions contemplated hereby, and the board of directors, management committee, trustees, or any governing body or person of the Seller and the Members has taken all action required by law, its charter or other governing documents, as the case may be, or otherwise, to be taken by it to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of each Seller and the Members, enforceable against each of them in accordance with its respective terms, except as may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity. A copy of the resolutions of Seller's governing board and the Members authorizing this Agreement and the related transactions is attached as Schedule 4.2.

      4.3 No Violation; Consents. Except as set forth on Schedule 4.3, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Organization or the Operating Agreement of the Seller, the Articles of Incorporation or Bylaws of GC or governing documents of any Member, (ii) violate, result in a breach of, conflict with, or constitute a default under (or an event which, with the giving of notice or lapse of time or both, would constitute a default under) or require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation with respect to, any Contract to which the Seller and the Members are a party or by which any of the Acquired Assets are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the Acquired Assets under any agreement, commitment or other Contract to which the Seller and the Members are a party or by which the Seller or the Members are bound, or to which the property of the Seller or any Member is subject, or (iv) violate, conflict with or result in the breach of any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Members, or any of the Acquired Assets are subject, in each case, which violation, conflict, breach, default or Encumbrance would have a Material Adverse Effect. Except as set forth in Schedule 4.3 and provided for in Section 6.12, no action, consent, approval or authorization by or filing with any person or entity, including, without limitation, any governmental authority, is required in connection with the execution, delivery and performance by the Seller and the Members of this Agreement, or the consummation by the Seller and the Members of the transactions contemplated by each of them herein.

      4.4 Capitalization. All of the outstanding limited liability company interests of Seller are owned free and clear by the Members and there are no other interests in Seller outstanding. There are no outstanding subscriptions, options, rights, or other agreements or commitments obligating Seller or the Members to issue or transfer any limited liability company interests in Seller.

      4.5 Subsidiaries.

            4.5.1 List of Subsidiaries. Schedule 4.5 sets forth a complete and accurate list of all Subsidiaries. Except as set forth on Schedule 4.5, all of the Subsidiaries are, directly or indirectly, wholly-owned by GE, free and clear of all Encumbrances. Schedule 4.5 also sets forth the jurisdiction of incorporation of each of the Subsidiaries, each jurisdiction in which each such Subsidiary is qualified or licensed to do business, the number of shares of capital stock of such Subsidiary outstanding, and the ownership thereof.

            4.5.2 Capital Stock. Except as set forth on Schedule 4.5, there are no outstanding (i) securities convertible into or exchangeable or exercisable for any Subsidiary's capital stock; (ii) options, warrants, calls or other rights with respect to the issued capital stock of any Subsidiary; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, or assignment of any capital stock, convertible or exchangeable securities or options, warrants or rights of any Subsidiary; or (iv) voting trust agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understanding restricting or otherwise relating to conveyance, voting or dividend rights with respect to such capital stock.

            4.5.3 Duly Organized. Each Subsidiary has been duly organized as a limited liability company and is validly existing and in good standing under the laws of the state Connecticut and is duly licensed or qualified to do business and in good standing in each state in which, the ownership of property, the employment of personnel or the character of its business requires it to do so, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on GE.

      4.6 Financial Statements. Attached as Schedule 4.6 hereto are (i) the audited financial statements of the Seller as at and for each of the twelve month periods ended December 31, 1998, 1997, and 1996, together with, in each case, a report thereon by Seller's independent certified public accountants, and
(ii) the unaudited balance sheet of Seller as of September 30, 1999 (the "Interim Balance Sheet"), including in each case a balance sheet, a statement of income and retained earnings, and a statement of cash flows (the statements referenced in (i) and (ii) above are collectively referred to as the "Financial Statements"). The Financial Statements are complete and correct in all material respects, are in accordance with the books and records of Seller (which are also complete and correct in all material respects), fairly present the assets, liabilities, and results of operations and financial condition of the Seller, and have been prepared in accordance with GAAP. The Financial Statements have also been prepared in accordance with applicable regulations of the SEC, including those set forth in Regulation S-X and the interpretations of the SEC thereunder.

      4.7 Absence of Undisclosed Liabilities. The Seller has no obligations or liabilities (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, whether due or to become due and regardless of when asserted), except
(a) obligations under contracts or commitments described in Schedule 4.13, or under contracts and commitments that are not required to be disclosed thereunder (but excluding any liabilities for breaches thereof which shall be set forth in Schedule 4.7); (b) liabilities reflected on the Interim Balance Sheet; and (c) liabilities that have arisen in the ordinary course of business after the date of the Interim Balance Sheet (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

      4.8 Absence of Certain Developments. Since the date of the Interim Balance Sheet, except (i) as otherwise set forth in Schedule 4.8 hereto or (ii) as otherwise expressly contemplated by this Agreement, the Seller has not with respect to the Business:

            (a) except to comport to GAAP (as requested by Buyer) changed its accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets;

            (b) borrowed any amount under existing lines of credit or otherwise or incurred or become subject to any indebtedness, except as reasonably necessary for the ordinary operation of the Business and in a manner and in amounts that are in keeping with the historical practice of the Seller;

            (c) sold, assigned, transferred, mortgaged, pledged or subjected to any Encumbrance, any material tangible assets, properties, or rights of the Seller, except as incurred in the ordinary course of business consistent with the past practices of the Seller;

            (d) sold, assigned or transferred (including without limitation transfers to any employees, Members or Affiliates of the Seller) any material patents, trademarks, trade names, copyrights, trade secrets or other material intangible assets, or disclosed any material proprietary or confidential information to any person other than Buyer, except in the ordinary course of business;

            (e) materially changed the pricing set or charged by the Seller to its customers or lessees or agreed to any such material change;

            (f) released any material Encumbrance related to any Receivable or canceled, waived or compromised any material right, claim or debt;

            (g) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance or suffered any Material Adverse Change;

            (h) increased the annualized level of compensation of or granted any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business, or terminated, amended or otherwise modified any plans for the benefit of employees, except in the ordinary course of business;

            (i) made any material loans or advances to, or guarantees for the benefit of, any Persons, except in the ordinary course of business consistent with past practice;

            (j) engaged or agreed to engage in any extraordinary transactions or distributions, made any distribution of assets to any of the Members by way of dividend, return on capital, repurchase of stock or otherwise, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice;

            (k) entered into any transaction with any Affiliate, including the Members, other than in the ordinary course of business;

            (l) hired any management-level employee; or

            (m) made any agreements to do any of the things described in the preceding clauses (a) through (l).

      4.9 Title to and Condition of Acquired Assets. Seller has and will transfer to Buyer good and marketable fee simple title to the Acquired Assets and, upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Acquired Assets, free and clear of any Encumbrances, except for liens for taxes not yet due or being contested in good faith, other similar statutory liens for amounts not yet due, liens securing liabilities to be assumed by Buyer pursuant to Section 2.5 and any Encumbrance listed on Schedule 4.9 and accepted in writing by Buyer (collectively, the "Permitted Liens"). The tangible personal property, fixtures, machinery and equipment comprising the Acquired Assets is in the aggregate in all material respects adequate for the operation of the Business, in good repair and operating condition (subject to normal wear and tear), and there are no facts or conditions affecting the Acquired Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy, or operation thereof as currently used, occupied, or operated, or their adequacy for such use.

      4.10 Leases and Receivables.

            (a) Lease Receivables. In all material respects, the Receivables that are reflected on the Interim Balance Sheet are and all the Receivables created prior to Closing will be (i) valid obligations arising from sales or leases actually made or services actually performed in the ordinary course of business; (ii) unless paid prior to the Closing Date, collected in the ordinary course of business net of the reserves shown on the Interim Balance Sheet or, as to Receivables created after the Interim Balance Sheet, as set forth in the Seller's books and records consistent with past practices (which reserves are adequate and recorded consistent with past practice); (iii) to the Knowledge of Seller or the Members, not subject to any claims, offsets, defenses, disputes or claims of rescission or cancellation of any type; (iv) originated and maintained and serviced by Seller in compliance with state and federal laws, including without limitation, the Truth-In-Lending Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act and the Fair Credit Reporting Act, to the extent such laws are applicable; (v) as to Receivables that represent financings, secured by a valid and enforceable first priority security interest in favor of Seller in the financed property, which security interest will be validly assigned and transferred to Buyer on the Closing Date; and (vi) except as set forth in Schedule 4.10(a), guaranteed personally by the owner/merchant originating the Receivable. Receivables with balances of $20,000 or more at issuance are secured by a first priority perfected security interest in favor of Seller. Seller has in all material respects and in good faith performed and discharged all of its obligations to the customer arising under each Receivable or relating to the Receivable. Other than leases that have been sold or securitized, the Seller is in possession of all original or duplicate originals of all the leases and the contract files provided to Buyer relating to the Receivables are complete and correct and there are no oral commitments of Seller relating to the Receivables. There are no legends preprinted, typed or written on any original or duplicate original of any lease stating that there is a security interest or other interest in favor of any third party.

            (b) Sale of Receivables. In connection with the sale or securitization of Receivables, the representations and warranties made by Seller or the Subsidiaries in the sale or securitization documents were true and correct in all material respects, and Seller and each of the Subsidiaries has complied in all material respects with all covenants and agreements related thereto. Except as set forth in Schedule 4.10(b), Seller and each of the Subsidiaries has no ongoing liability or obligation in respect of these transactions, including without limitation, no obligation to repurchase any Receivables upon non-payment or otherwise, all such sales or securitizations were made in accordance with Applicable Law and were accounted for in accordance with GAAP, and Seller maintains all necessary Permits or authorizations to effect such sales.

      4.11 Litigation. Except as set forth in Schedule 4.11, there is no action, order, writ, injunction, judgment, or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation with respect to the Business (collectively, "Actions") pending or, to the Knowledge of the Seller or the Members, threatened (a) against, related to or affecting Seller, the Business, or the Acquired Assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to the Seller or the Members for any of the foregoing. Except as set forth in Schedule 4.11, the Seller or the Members have not received any opinion or legal advice to the effect that the Seller, the Business or the Acquired Assets are exposed from a legal standpoint to any material liability. To the Knowledge of Seller or the Members, no governmental entity has at any time challenged or questioned the legal right of the Seller to manufacture, offer or sell any of its products in the present manner or style thereof.

      4.12 Tax Matters.

            (a) Except as otherwise set forth in Schedule 4.12(a), the Members have furnished Buyer with copies of all Tax Returns filed by or with respect to Seller relating to the period encompassing the three taxable years of Seller preceding the date hereof.

            (b) Except as set forth in Schedule 4.12(b), Seller has filed all Tax Returns that Seller was required to file prior to the date hereof. All such Tax Returns were correct and complete and were prepared and filed in accordance with Applicable Law. Except as set forth in Schedule 4.12(b), all Taxes owed by or with respect to Seller (whether or not shown on any Tax Return) with respect to taxable periods ending prior to the date hereof have been paid. Except as set forth in Schedule 4.12(b), all other Taxes due and payable by or with respect to Seller with respect to periods ending on or as of the Closing Date or in respect of transactions entered into or any state of facts existing as of the date of the Closing (whether or not a Tax Return is due on such date) have been or will be paid on or before the Closing Date or will be accrued and a corresponding amount of cash segregated in the accounts of Seller on or before the Closing Date. For purposes of the preceding sentence, in determining the amount of Taxes due and payable by or with respect to Seller with respect to periods ending on or as of the date of the Closing or in respect of transactions entered into or any state of facts existing as of the date of the Closing, the Closing Date shall be deemed to be the last day of any applicable tax period. Except as set forth in Schedule 4.12(b), all Tax Returns of or with respect to Seller the due date of which (determined without extensions) shall be on or after the date hereof but on or before the Closing Date will be correct and complete and filed in accordance with Applicable Law.

            (c) Except as set forth in Schedule 4.12(c), with respect to each taxable period of Seller ending on or prior to the date hereof or as of the Closing Date (or as of such other date as set forth below), (i) either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and each taxable period is not subject to review by a relevant taxing authority; (ii) no deficiency or proposed adjustment that has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against Seller; (iii) Seller has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) Seller has not requested or been granted an extension of the time for filing any Tax Return; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending, or threatened against or with respect to Seller regarding Taxes; (vi) there are no liens, pledges, charges, claims, security interests, or other encumbrances on the assets of Seller relating or attributable to Taxes (other than liens for sales and payroll Taxes not yet due and payable) and Seller and the Members have no Knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien, pledge, charge, claim, security interest, or other encumbrance on the assets of Seller; (vii) Seller will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign law) to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (viii) Seller has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated, or unitary income Tax Return; (ix) Seller is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual or other obligation to indemnify any other Person with respect to any Tax or pay the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local, or foreign law) as a transferee or successor, by contract or otherwise;
(x) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction; (xi) Seller does not have a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xii) Seller has not been a "U.S. real property holding corporation" (within the meaning of Code
Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (xiii) Buyer will not be required to deduct and withhold any amount with respect to Taxes upon consummation of the transactions contemplated by this Agreement; (xiv) Seller has made no payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments, that will not be deductible under Code Sections 280G or 162; (xv) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, member, or other third party;

(xvi) Seller has disclosed on each Tax Return filed by Seller all positions taken thereon that could give rise to a substantial understatement of penalty of federal income Taxes within the meaning of Code Section 6662; (xvii) Seller owns no interest in any "controlled foreign corporation" (within the meaning of Code
Section 957), "passive foreign investment company" (within the meaning of Code
Section 1296) or other entity the income of which is required to be included in the income of Seller whether or not distributed; (xviii) none of Seller's assets is property required to be treated as being owned by any other Person under the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (B) has been financed with or directly or indirectly secures any bond or debt the interest of which is tax-exempt under
Section 103(a) of the Code; (xix) Seller has always been classified as a partnership for Federal, state and local income tax purposes. For purposes of clause (xiv), the term "payments" refers to payments in the nature of compensation.

            (d) Schedule 4.12(d) lists (i) all countries, states, cities, or other jurisdictions in which Seller is currently subject to an obligation to file Tax Returns or to collect sales or use Taxes and (ii) with respect to each of the Acquired Assets, (x) the countries, states, cities, or other jurisdictions in which Seller is a beneficiary of any real or personal property Tax exemptions or concessions, reduced rates, or Tax credits, (y) the annual benefit of each such item, and (z) the terms governing expiration or phase-out of each such item.

            (e) Any reference to the term "Seller" in this Section 4.12 and elsewhere in this Agreement in the context of obligations relating to Taxes shall refer to Seller, any predecessor entity, any subsidiary of Seller and any entity owned by the Seller (or any of the foregoing) intended to be disregarded for federal and state income tax purposes. Further, any reference to any action of "Seller" in this Section 4.12 shall encompass any action or actions taken by or at the direction of Seller whether or not such actions taken by or at the direction of Seller were properly authorized.

            (f) Neither Seller nor any of the Members is other than a "United States person" within the meaning of Section 7701 of the Code and Seller and Members agree to furnish a statement to such effect meeting the requirements under Code Sections 1445 and 897(c) if requested by Buyer.

      4.13 Contracts and Commitments.

            (a) Schedule 4.13 sets forth a complete and accurate list of all Contracts of the following categories (the "Listed Contracts"):

                  (i) collective bargaining agreement or contract with any labor union;

                  (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan;

                  (iii) medical insurance or similar plan or practice, whether formal or informal;

                  (iv) contract for the employment of any officer, employee, or other person on a full-time or consulting basis or relative to severance pay or change-in-control benefits for any such person;

                  (v) agreement or indenture relating to the borrowing of money in excess of $100,000 or to mortgaging, pledging or otherwise placing a lien on any assets of the Seller which has a fair market value in excess of $100,000 in the aggregate;

                  (vi) guaranty of any obligation in excess of $100,000 for borrowed money or otherwise, other than endorsements made for collection;

                  (vii) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal;

                  (viii) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $100,000;

                  (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000;

                  (x) other contract or group of related contracts with the same party continuing over a period of more than twelve (12) months from the date or dates thereof or involving more than $100,000 per annum in amount;

                  (xi) material contract or franchise agreement relating to the distribution of the Seller's products; or

                  (xii) other agreement material to the Business or not entered into in the ordinary course of business.

            (b) The Seller has delivered to Buyer true, correct and complete copies of all of the Listed Contracts, including all amendments and supplements thereto.

            (c) To the Knowledge of Seller and the Members, all of the Listed Contracts are valid and in full force and effect. The Seller has duly performed all of its obligations under the Listed Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under any Listed Contract by the Seller or any other party has occurred, which individually or in the aggregate would have a Material Adverse Effect, and neither the Seller nor any other party has repudiated any provisions thereof. Except as set forth on Schedule 4.13(c), all of the Assumed Contracts may be assigned to and will be enforceable by the Buyer after the Closing Date to the same extent as if the transactions contemplated by this Agreement had not been consummated.

      4.14 Patents, Trademarks, Etc. Except as set forth on Schedule 4.14 hereto, no person has made or, to the Knowledge of Seller or the Members, threatened to make, any claims that the operations of the Business are in violation of or infringe upon any Intellectual Property Rights of any third party. Except as set forth on Schedule 4.14, all Intellectual Property Rights and Intangible Personal Property (as defined below) used in the Business may be transferred to Buyer without consent of any Person and Buyer shall not be obligated to make any royalty or other payment to use such rights or property in connection with the Business.

      4.15 Licenses of Software and Other Intangible Personal Property. Schedule
4.15 lists all material licenses or similar agreements or arrangements relating to computer software (other than standard commercially available third-party "shrink wrap" software) or other intangible personal property (collectively, "Intangible Personal Property") used in the Business, to which Seller is a party either as licensee or licensor. Except as set forth on Schedule 4.15:

                  (i) no proceedings have been instituted or are pending or, to the Knowledge of Seller or the Members, threatened that challenge the rights of Seller in any material respect in and to any of such Intangible Personal Property or any license thereof; and

                  (ii) there are no pending or, to the Knowledge of Seller or the Members, threatened claims, demands or proceedings, restricting the right of Seller to use or charging Seller with infringement of, any of such Intangible Personal Property or any license thereof which, if adversely determined, would have a Material Adverse Effect on the business, assets or financial condition of the Business.

      4.16 Environmental Matters.

            (a) Except as set forth in Schedule 4.16 hereto, Seller has conducted the business and operations of the Business in material compliance with all Environmental Laws governing its Business, operations, properties, and assets, including, without limitation: (i) all requirements relating to the discharge and handling of hazardous substances or other wastes; (ii) all requirements relating to notice, record keeping, and reporting; (iii) all requirements relating to obtaining and maintaining Permits for the ownership of its properties and assets and the operation of the Business, including Permits relating to the handling and discharge of hazardous substances and other wastes; or (iv) all applicable writs, orders, judgements, injunctions, governmental communications, decrees, informational requests, or demands issued pursuant to, or arising under, any Environmental Laws.

            (b) Neither the Members or Seller have received any notice of any violation or alleged violation of, or any liability under, any Environmental Law in connection with the Business or the Acquired Assets during the past three years;

            (c) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Seller or the Members, threatened, relating to compliance with or liability under any Environmental Law affecting the Business or the Acquired Assets;

            (d) Seller currently maintains all governmental authorizations and Permits required by all Environmental Laws necessary for the conduct of the Business as currently conducted, except where failure to maintain such authorization or Permit would not have a Material Adverse Effect;

            (e) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to hazardous materials or hazardous activities in, on, or under the real property leased by Seller.

      4.17 Broker's Fees. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller or the Members in such manner as to give rise to any valid claim against Hypercom, Buyer or any of their Affiliates for any brokerage or finder's commission, fee, or similar compensation upon consummation of the transactions contemplated hereby or otherwise.

      4.18 Employees, Labor Matters, etc. Schedule 4.18 (i) contains a list of all employees of Seller, and their wage rates or salaries, as of the date of this Agreement, (ii) sets forth the dates of employment for such employees, and
(iii) accurately characterizes them as exempt or non-exempt. Except as set forth in Schedule 4.13, the Seller is not a party to or bound by any collective bargaining agreement, and to the Knowledge of Seller or the Members, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Seller. Except as set forth on Schedule 4.18, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any employees employed by the Seller. There are no labor disputes currently subject to any grievance procedure, arbitration, or litigation, and there is no representation petition pending or threatened with respect to any employee employed by the Seller. Except as set forth on Schedule 4.18, the Seller conducts the business and operations of the Business in material compliance with all provisions of Applicable Law pertaining to the employment of employees including without limitation all such Applicable Law relating to labor relations, equal employment, fair employment practices, entitlement, prohibited discrimination, or other similar employment practices or acts. Except as set forth in Schedule 4.18, the employment of all persons presently employed or retained by the Seller is terminable at will by the Seller.

      4.19 Employee Benefits. Schedule 4.19 lists each Employee Benefit Plan of the Seller or any Commonly Controlled Entity. With respect to each Employee Benefit Plan, except as otherwise specifically disclosed on Schedule 4.19:

            (a) Neither the Seller nor any Commonly Controlled Entity contributes to, ever has contributed to, or ever has been required to contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or has any liability (including withdrawal liability) under any multiemployer plan.

            (b) Neither the Seller nor any Commonly Controlled Entity maintains or has ever maintained, or contributes, ever contributed, or has ever been required to contribute to, any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) ("Welfare Plan") providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with the health care continuation provisions of Part 6 of Title I of Subtitle B of ERISA and Code Section 4980B).

            (c) Each Employee Benefit Plan that is a "group health plan", as defined in Section 607(1) of ERISA ("Group Health Plan"), has been operated in material compliance with the health care continuation provisions of Part 6 of Title I of Subtitle B of ERISA and Section 4980B of the Code at all times.

            (d) Seller represents that the transaction shall constitute a sale of substantially all assets in the Seller's trade or business as defined in
Section 401(k)(10)(A)(ii) of the Code.

      For purposes of this Agreement, "Employee Benefit Plan" means and includes any pension, retirement, profit-sharing, bonus, incentive, deferred compensation, change of control, or severance plan, or other employee benefit program, arrangement, agreement, or understanding, or medical, vision, dental, or other health plan or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, that is sponsored or maintained by the Seller or any Commonly Controlled Entity. An Employee Benefit Plan will be considered to be sponsored or maintained by the Seller or a Commonly Controlled Entity under any or all of the following circumstances: the Seller or any Commonly Controlled Entity has formally adopted or sponsored the Employee Benefit Plan or is designated by the terms of the Plan as a sponsor or administrator of the Employee Benefit Plan; the Seller or any Commonly Controlled Entity contributes, is required to contribute, ever has contributed, or has ever been required to contribute to the Employee Benefit Plan; the Seller or any Commonly Controlled Entity is a party or is otherwise bound by the terms of, or may have any liability under, the Employee Benefit Plan; or the employees or former employees (or their beneficiaries) of the Seller or any Commonly Controlled Entity are eligible to participate or derive a benefit under the terms of the Employee Benefit Plan, and "Commonly Controlled Entity" means and includes any member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Seller, any entity included with the Seller in a group of trades or business that are under common control (within the meaning of Section 414(c) of the Code), any member of an affiliated service group (within the meaning of Section 414(m) of the Code) that includes the Seller, and any entity that must be aggregated with the Seller pursuant to Section 414(o) of the Code.

      4.20 Insurance. Schedule 4.20 lists each insurance policy and fidelity bond maintained by the Seller with respect to its properties, assets, employees and officers and directors of the Seller. All of such insurance policies are in full force and effect and the Seller is not in default with respect to its obligations under any of such insurance policies. To the Knowledge of Seller or the Members, there is no claim of the Seller pending under any of such policies or bonds as to which coverage is being questioned, denied or disputed by the underwriters of such policies or bonds. The Seller and the Members have no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance coverage of the Seller is customary for corporations of similar size engaged in similar lines of businesses.

      4.21 Transactions with Affiliated Parties. Except as set forth in Schedule 4.21, no Member, employee, agent, officer, or director of the Seller or any of their spouses or children, any trust of which any such person is the grantor, trustee, or beneficiary, any corporation of which any such person or party is a member, employee, officer, or director, or any partnership in which any such person or party owns an interest (all such persons and entities being herein referred to collectively as "Affiliated Parties" and individually as "Affiliated Party") has any agreement with the Seller or any interest in any property, tangible or intangible, used in or pertaining to the Seller. To the Knowledge of Seller or the Members, no Affiliated Party has any ownership interest, directly or indirectly, or beneficially, in any competitor or potential competitor, supplier, or customer of the Seller.

      4.22 Compliance with Laws; Permits; Certain Operations. To the Knowledge of Seller or the Members, except as set forth on Schedule 4.22 hereto, the conduct of the Business by Seller does not violate any Applicable Laws and no claims have been filed against the Seller alleging a violation of any such law or regulation. Without limiting the generality of the foregoing, except as set forth in Schedule 4.22, to the Knowledge of the Seller and the Members the conduct of the Business by Seller does not violate the Occupational Safety and Health Act of 1970, or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety, except for such violations as, individually or in the aggregate, would not have a Material Adverse Effect. The Seller has not in connection with the Business given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) in violation of any Applicable Law to any actual or potential customer, supplier, governmental employee or any other Person in a position to assist or hinder the Seller in connection with any actual or proposed transaction. The Seller holds all Permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business, except where the failure to hold such Permit, license, certificate or other authorization, individually or in the aggregate, would not have a Material Adverse Effect.

      4.23 Adequacy of Information Systems. Except as set forth in Schedule 4.23, each component of the Seller's management information and operating systems relating to or supportive of the Seller's sales, account, inventory, distribution and other material systems and operations, including all hardware and software relating thereto, used in connection with the Business (collectively "MIS Systems"), is adequate to support the Seller's present and expected future business operations. Without limiting the generality of the foregoing, the Seller's MIS Systems (i) include design, function and performance capabilities such that the MIS Systems will not abnormally end or have invalid or incorrect results from and/or performance or functional degradation because of the then-current date; (ii) the design and function of the Seller's MIS Systems ensure year 2000 functionality and century and multicentury formulas and date values, and date data interface values that reflect the then current century; and (iii) are otherwise year 2000 date compliant with present capability to implement year 2000 century date conversion without material additional cost or devotion of management, employees or other resources, such that Seller will suffer no material adverse disruption resulting from such date conversion. The Seller has made or provided no warranty or guarantee, or other assurance, express or implied, to any other person that any products or services sold or provided by the Seller are year 2000 date compliant in any respect or otherwise will not or are not likely to experience year 2000 century recognition or functionality difficulties.

      4.24 Investment Representations. Each Member and Seller represents that:

            (a) Seller and the Member has been advised that the Hypercom Common Stock has not been registered under the Securities Act nor qualified under any state securities laws on the grounds that no distribution or public offering of the Hypercom Common Stock is to be effected, and that in this connection Hypercom is relying in part on the representations of the Seller and each of the Members set forth herein.

            (b) The Hypercom Common Stock is being acquired for the Seller's and Member's own account for the purpose of investment and not with a view to distribution or resale thereof, and that it or he has no present intention of selling, granting any participation in, or otherwise distributing the Hypercom Common Stock being acquired.

            (c) Seller and the Member is able to bear the economic risk of an investment in the Hypercom Common Stock acquired by it or him pursuant to this Agreement and without materially impairing it or his financial condition, can hold the Hypercom Common Stock for an indefinite period of time and can afford to suffer a complete loss on it or his investment.

            (d) Seller and the Member has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of acquiring the Hypercom Common Stock. Seller and the Member has received all the information it or he has requested from Hypercom it or he considers necessary or appropriate for deciding whether to accept the Hypercom Common Stock.

            (e) Seller and the Member is aware that the Hypercom Common Stock may not be resold without registration or qualification under the Securities Act and applicable state securities laws or in certain limited circumstances and if certain conditions are met. Seller and the Member is also aware that none of the Hypercom Common Stock may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions have been met and until Seller and such Member has held the Hypercom Common Stock for at least the holding period required by such rule.

            (f) Seller and the Member acknowledges that the certificates representing the Hypercom Common Stock, when issued, will contain the following legend, as well as any legends regarding applicable state securities laws:


            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OFFERED, TRANSFERRED OR OTHERWISE DISTRIBUTED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES OR HYPERCOM CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO HYPERCOM CORPORATION STATING THAT SUCH PLEDGE, HYPOTHECATION, SALE, ASSIGNMENT, OFFER, TRANSFER OR OTHER DISTRIBUTION IS EXEMPT FROM

            THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

            (g) Seller and the Member is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated by the SEC.

      4.25 Solvency; Bulk Sales. Seller is solvent and able to pay its outstanding debts as they mature. Seller shall not be rendered insolvent by the transfer of the Acquired Assets pursuant to this Agreement, and the transfer of the Acquired Assets is not fraudulent to any creditor or equity interest holder of Seller. There is no bulk sales or bulk transfer law applicable to the sale of the Acquired Assets hereunder.

      4.26 Restrictions on Business Activities. Except as set forth in Schedule 4.26, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order, or decree to which the Seller is a party or otherwise binding on the Business which has or reasonably could be expected to have the effect of prohibiting or impairing the Business, any acquisition of property (tangible or intangible) by Buyer in respect of the Business, or the conduct of the Business.

      4.27 Disclosure. No representation or warranty by Seller or the Members contained in this Agreement nor any certificate, agreement, Schedule or Exhibit furnished by or on behalf of Seller or any Member to Hypercom hereunder or in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Hypercom that materially affects adversely or could reasonably be anticipated to materially affect adversely the assets, financial condition or operating results, customer, employee or supplier relations, business condition or prospects, or financing arrangements of the Business.

                                   ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF HYPERCOM AND BUYER

      As of the date hereof and as of the Closing Date, Hypercom and Buyer each severally represent and warrant to Seller each of the following:

      5.1 Organization and Standing. Hypercom is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Arizona with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations.

      5.2 Authorization.

            (a) Hypercom and Buyer each has full power and authority (corporate, fiduciary or other) to enter into this Agreement and the Bill of Sale and Assumption Agreement and to carry out the transactions contemplated hereby and thereby, and the board of directors of Hypercom and Buyer have taken all action required by law, their respective charters or other governing documents, to be taken by them to authorize the execution, delivery and performance of this Agreement and the Bill of Sale and Assumption Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Bill of Sale and Assumption Agreement are the legal, valid and binding obligations of Hypercom and Buyer and enforceable in accordance with their terms. A copy of the resolutions of Hypercom's and Buyer's board of directors authorizing this Agreement, the Bill of Sale and Assumption Agreement and the related transactions is attached as Schedule 5.2.

            (b) The shares of Hypercom Common Stock to be issued in accordance with this Agreement (the "Shares") have been duly authorized by Hypercom and, when issued in accordance with this Agreement, will be validly issued and outstanding and fully paid.

      5.3 Authorized Capital Stock.

            (a) As of the date hereof, the authorized capital stock of Hypercom consists of (i) 100,000,000 shares of Hypercom common stock, of which 33,197,517 shares are validly issued and outstanding and fully paid, (ii) 10,000,000 shares of preferred stock, of which none are issued or outstanding, and (iii) 8,081,250 shares of common stock are reserved for issuance under outstanding option or stock purchase plans.

            (b) The Shares of Hypercom Common Stock have the rights set forth under Hypercom's Amended and Restated Certificate of Incorporation and Delaware General Corporation Law. Upon issuance, the Shares will be free and clear of any Encumbrances created by Hypercom, except those disclosed herein, and their issuance to the Seller will not violate the preemptive rights of any shareholder of Hypercom.

      5.4 Restrictions. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or Bylaws of Hypercom or Buyer, (ii) violate, result in a breach of, conflict with, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) or require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation with respect to, any Contract to which Hypercom or Buyer is a party, or (iii) violate, conflict with or result in the breach of any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Hypercom or Buyer is subject. Except as provided for Section 6.12, no action, consent, approval or authorization by or filing with any person or entity, including, without limitation, any governmental authority, is required in connection with the execution, delivery and performance by Hypercom or Buyer of this Agreement, or the consummation by Hypercom or Buyer of the transactions contemplated by each of them herein.

      5.5 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Hypercom or the Buyer in such manner as to give rise to any valid claim against Seller, the Members or any of their Affiliates for any brokerage or finder's commission, fee, or similar compensation upon consummation of the transactions contemplated hereby or otherwise.

      5.6 Litigation. There is no action, order, writ, injunction, judgment, or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation pending or, to the knowledge of Hypercom or Buyer, threatened against Hypercom or Buyer seeking to delay, limit or enjoin the transactions contemplated by this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Hypercom or Buyer for any of the foregoing.

      5.7 SEC Documents. Hypercom has delivered to the Seller and the Members true and correct copies of its Annual Report on Form 10-K for the fiscal year ended June 30, 1999, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, all as filed with the SEC. (All such reports are collectively referred to hereinafter as the "Hypercom SEC Documents"; and the financial statements, including the notes thereto, contained in the Hypercom SEC Documents are collectively referred to hereinafter as the "Hypercom Financials.") In the aggregate, the Hypercom SEC Documents do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements in such reports, in light of the circumstances under which they were made, not misleading. The Hypercom Financials included in the Hypercom SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis through the periods involved and present fairly the consolidated financial position, results of operations, and cash flows of Hypercom and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure.

                                   ARTICLE 6
                          CONDUCT PENDING THE CLOSING;
                                  COVENANTS

      6.1 General. The Seller, the Members, Hypercom and the Buyer shall use their best efforts to take all actions and do all things necessary, proper, or advisable in order to expeditiously consummate and make effective the transactions contemplated by this Agreement.

      6.2 Operation of the Seller. Except as specifically contemplated in this Agreement, from the date of this Agreement through the Closing Date, the Seller will be operated only in the ordinary course, and, in particular, the Seller, without the prior written consent of Hypercom, will not:

            (a) cancel or permit any material insurance to lapse or terminate, unless renewed or replaced by like coverage;

            (b) default under any material contract, agreement, commitment, or undertaking of any kind;

            (c) knowingly violate or fail to comply with any laws applicable to it or its properties or business;

            (d) commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (a) through (m) of
Section 4.8;

            (e) fail to maintain and repair its material assets and properties in accordance with good standards of maintenance and as required in any material leases or other material agreements pertaining thereto;

            (f) merge, consolidate or agree to merge or consolidate with or into any other corporation or other entity;

            (g) amend its Articles of Organization or Operating Agreement;

            (h) transfer any limited liability company interests, issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which limited liability company interests may be issued or transferred, or effect any transfer of outstanding limited liability company interests, or otherwise permit the transfer of any outstanding limited liability company interests or declare or distribute any distributions whether in cash, limited liability company interests or other property;

            (i) make any new material Tax elections; or

            (j) agree to do any of the acts listed above.

      6.3 Business Relationships. The Seller will exercise its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group, and maintain satisfactory relationships with suppliers, distributors, customers, and others having business relationships with it.

      6.4 No Negotiations.

            (a) The Members or Seller shall not, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate, or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to the sale or other transfer or disposition of its capital stock or any liquidation, dissolution, recapitalization, merger, consolidation, or acquisition or purchase of all or a portion of the assets of, or any equity interest in, the Seller or other similar transaction or business combination involving the Seller or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Members or Seller shall promptly notify Hypercom if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Hypercom with such information regarding such proposal, offer, inquiry, or contact as Hypercom may request.

            (b) Hypercom shall not, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate, or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to the acquisition or purchase of all or a portion of the assets of, or any equity interest in any entity that engages exclusively or substantially in the business of micro-ticket leasing, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Hypercom shall promptly notify the Members and Seller if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide the Members and Seller with such information regarding such proposal, offer, inquiry, or contact as the Members and Seller may request.

            (c) If either party breaches this Section 6.4 and the transactions contemplated hereby are not consummated as a result, then such breaching party shall pay to the other party an amount equal to $1,000,000 in cash or other immediately available funds, which shall be deemed to include the other party's out-of-pocket expenses incurred in connection with this Agreement and the transactions and matters contemplated hereby (including without limitation, all attorneys' and accountants' fees and expenses).

      6.5 Public Announcements. The parties hereto shall not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be withheld unreasonably); provided, however, that Hypercom may make any disclosure or announcement of information it is obligated to make pursuant to applicable law or regulation, including any applicable law or regulation of the SEC, The New York Stock Exchange, or any other national securities exchange or self regulatory organization, as applicable.

      6.6 Notification of Certain Matters. Each party shall give prompt notice to the other of (i) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at, or at any time prior to, the Closing Date, and (ii) any failure of such party, or any officer, director, member, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      6.7 Access to Information.

            (a) Hypercom shall have the opportunity to make a complete review of the books, records, business and affairs of the Seller. To facilitate such review, the Seller shall provide to Hypercom and its agents complete access to all of its records and documents, shall provide to Hypercom with personal, bank and professional references, and shall use reasonable efforts to make available for consultation customers, employees, suppliers and distribution channels.

            (b) On and after the Closing Date, Buyer will permit Seller or its representatives and agents at reasonable times during business hours to inspect all files, books, records and accounts of the Business held by Buyer, as well as access to, and the cooperation of, any employee of any operations of the Business having knowledge of the information therein contained, if such inspection, access and cooperation are reasonably necessary (i) to respond to a governmental investigation or for the defense by Seller of any litigation relating to the Business prior to the Closing Date or (ii) for accounting reviews or audits of for judicial or administrative proceedings or determinations relating to the liability of Seller for taxes or periods prior to the Closing Date; provided, however, that nothing herein shall be deemed to obviate the rules of discovery, attorney-client privilege, attorney work product or other similar rules and concepts in any dispute between Seller and/or the Members and Buyer.

            (c) Buyer shall not dispose of any business records of the Business transferred to Buyer pursuant to this Agreement until the later to occur of (i) the expiration of the applicable tax statute of limitations, including extensions thereof, and (ii) the fifth anniversary of the Closing Date provided that, after such date, Buyer shall give Seller written notice of its intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail. Seller may, within a period of 60 days from receipt of any such notice, notify Buyer of its desire to retain one or more of the items to be disposed of. Buyer shall, upon receipt of such a notice from Seller, deliver to Seller, at Seller's expense, the items specified therein.

      6.8 Confidentiality. Each party hereto, and its officers, directors, agents, and Affiliates, agree that all non-public information provided to the other will be kept in strict confidence by such other party and will only be used to evaluate the other party in conjunction with this Agreement and the transactions contemplated herein. All documents or other media containing such information will be returned to the appropriate party if this Agreement is terminated. Further, regardless of whether this Agreement is terminated, each party shall continue to hold all confidential information of the other in strictest confidence in accordance with the Preliminary Purchase Proposal acknowledged and accepted by Seller on October 12, 1999. Subject to the limitations above, nothing herein shall preclude a party from developing or offering products or services competitive with those of the other party.

      6.9 Tax Exemption; Concession. In addition to all other covenants contained herein, Seller covenants that it shall, on or after the Closing Date, furnish all assistance reasonably requested by Buyer to enable Buyer to obtain any and all Tax exemptions or concessions, reduced Tax rates, or Tax credits with respect to which Seller was a beneficiary as of the date hereof or the Closing Date in connection with the Acquired Assets or the Business.

      6.10 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, lease, license, Permit, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, lease, license, Permit, sales order, purchase order, claim or right including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

      6.11 Employment of Seller's Employees. Seller will use all reasonable efforts to cause the employees employed in the Business to make available their employment services to Buyer, although neither Buyer nor any of their Affiliates shall have any obligation to hire or otherwise retain the services of any such employee. Contemporaneously with the Closing, Buyer shall offer employment to those employees selected by Buyer, in its sole discretion, who are employed by Seller in the Business. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees". Such Transferred Employees shall be considered "new hires" and Buyer shall not assume any liability of Seller in respect of the Transferred Employees or any other Person (other than as reflected on the Interim Balance Sheet), including any liability for accrued but unpaid salaries, wages, vacation or sick pay or incentive compensation and Seller shall remain liable therefor and shall also remain responsible for payment of any and all retention, change in control or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement.

      6.12 HSR Act. To the extent required by law, Seller and the Members on the one hand and Buyer on the other shall each file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") any notifications required to be filed by their respective "ultimate parent entities" under the HSR Act, with respect to the transactions contemplated herein. Each party shall be responsible for all expenses incurred in the preparation of their respective HSR Act filings and the filing fees to be paid in connection with the HSR Act filings. The parties shall use their reasonable best efforts to make such filings promptly, to respond to any requests for additional information made by either the FTC or DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

      6.13 Guarantees. Buyer or Hypercom will use its commercially reasonable efforts to release or remove the personal guarantees of Friedlander and Lawler set forth in Schedule 6.13 and will indemnify and hold harmless Friedlander and Lawler from and against any damages arising out of or resulting from such guarantees on or after the Closing Date.

      6.14 Repurchase Obligation. Seller covenants that it shall, prior to the Closing Date, repurchase all of its rights, title, and interests in and to that certain Master Agreement by and between Seller and Tokyo Leasing (U.S.A.) Bank dated June 30, 1999 (the "Master Agreement"), and obtain a full release of its obligations thereunder. Seller shall indemnify, save and hold harmless Buyer and Hypercom from any liabilities and obligations arising out of, resulting from or incident to the Master Agreement and Seller shall be responsible for all expenses incurred in connection with the repurchase of its rights, title and interests in and to the Master Agreement and the fees, if any, to be paid in connection therewith.

                                   ARTICLE 7
                             CONDITIONS PRECEDENT TO
                             PERFORMANCE BY HYPERCOM

      All obligations of Hypercom to proceed with the Closing and to consummate the transactions contemplated hereby are subject to fulfillment and satisfaction by the Seller and the Members, as the case may be, on or before the Closing Date of each of the conditions precedent set forth in this Article 7. Hypercom may waive any or all of these conditions in whole or in part without prior notice to the Seller and the Members; provided, however, that no waiver of a condition shall constitute a waiver by Hypercom of any of its other rights or remedies, at law or in equity, if the Seller and the Members shall be in default of any of its representations, warranties, or covenants under this Agreement.

      7.1 Accuracy of Representations and Warranties. The representations and warranties of the Seller, the Members, GECC, GLS and Epstein contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

      7.2 Performance of the Seller and the Members. The Seller and the Members shall have duly performed or complied with all of the covenants, acts, and obligations to be performed or complied with by the Seller and the Members hereunder at or prior to the Closing Date.

      7.3 No Material Adverse Changes. There shall not have been any Material Adverse Change in the Business since the date of this Agreement.

      7.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

      7.5 Deliveries under Article 3. Seller and the Members shall have delivered to Hypercom all documents required to be delivered at Closing by Seller and the Members under Article 3.

      7.6 Prior Approvals. Seller shall have received all agreements or consents of any parties, including to the assumption of debt on Seller's balance sheet by its lenders, necessary to the consummation of the transactions contemplated by this Agreement and in order to transfer to Buyer all of Seller's rights and obligations under the Assumed Contracts (without causing a breach or default in such Contract).

      7.7 HSR Act Notification. In respect of any necessary notifications of Buyer and Seller pursuant to the HSR Act, if applicable, the applicable waiting period and any extensions thereof shall have expired or been terminated.

      7.8 Consent of Seller's Accountants. Seller's independent certified public accountants shall have agreed in writing to consent to inclusion of their reports on the Financial Statements in filings made by Hypercom with the SEC.

                                   ARTICLE 8
                       CONDITIONS PRECEDENT TO PERFORMANCE
                              BY SELLER AND MEMBERS

      All obligations of the Seller and the Members to proceed with Closing are subject to fulfillment and the satisfaction on or before the Closing Date of each of the conditions precedent set forth in this Article 8, unless otherwise waived, in writing, by the Seller and the Members:

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Hypercom contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

      8.2 Performance of Hypercom. Hypercom shall have duly performed or complied with all of the covenants, acts, and obligations to be performed or complied with by Hypercom hereunder at or prior to the Closing Date.

      8.3 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

      8.4 HSR Act Notification. In respect of any necessary notifications of Buyer and Seller pursuant to the HSR Act, if applicable, the applicable waiting period and any extensions thereof shall have expired or been terminated.

      8.5 Deliveries under Article 3. Hypercom or Buyer shall have delivered to the Seller and the Members all documents required to be delivered at Closing by Hypercom or Buyer under Article 3.

      8.6 No Material Adverse Changes. There shall not have been any Material Adverse Change in Hypercom's business since the date of this Agreement.

                                   ARTICLE 9
                               REGISTRATION RIGHTS

      9.1 "PiggyBack" Registration Rights.

            (a) Notice of Registration. If at any time prior to the one-year anniversary of the Closing Date, Hypercom shall determine to register any of its Common Stock, either for its own account or the account of a security holder or holders (other than a registration on Form S-8, S-4, or successor forms), Hypercom will: (i) promptly give to Seller written notice thereof; and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the securities of Hypercom Common Stock issued as part of the Closing Payment pursuant to Section 2.7 (the "Registrable Securities") specified in a written request or requests, made within 20 days after receipt of such written notice from Hypercom, by Seller or any Member, on a ratable basis with all other security holders who have similar rights.

            (b) Underwriting. If the registration of which Hypercom gives notice is for a registered public offering involving an underwriting, Hypercom shall so advise the Seller and the Members as part of the written notice given pursuant to Section 9.1(a). In such event the right of Seller or any Member to registration pursuant to this Section 9.1 shall be conditioned upon the Seller or such Member's participation in such underwriting. The Seller and all Members proposing to distribute their securities through such underwriting shall (together with Hypercom and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Hypercom. Notwithstanding any other provision to this Section 9.1, if the managing underwriter(s) determine(s) that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter(s) may limit (or eliminate) the Registrable Securities to be included in such registration; and provided that no persons or entities other than Hypercom, the Seller, the Members, and persons or entities holding registration rights shall be permitted to include securities in the offering. If the number of Registrable Securities to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Securities have requested to be included, then the holders of Registrable Securities who have requested to be included in the registration and other holders of shares of Hypercom Common Stock entitled to include shares of Hypercom Common Stock in such registration shall participate in the underwriting pro rata based upon their total ownership of shares of Hypercom Common Stock (giving effect to the conversion into Hypercom Common Stock of all securities convertible thereinto) subject in all respects to sale by Hypercom of its own securities having precedence. If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Securities. If either Seller or the Members or other shareholder disapproves of the terms of any such underwriting, it or he may elect to withdraw therefrom by written notice to Hypercom and the managing underwriter(s).

      9.2 Demand Right. If at the time an Incentive Payment is made to Seller, Seller and/or any of the Members are (i) deemed an "affiliate" as defined under Rule 144 of the Securities Act and (ii) subject to the volume limitations set forth in Rule 144(e) (a "Triggering Event"), Seller may require that Hypercom prepare and file with the SEC a registration statement (the "Resale Registration Statement") with respect to all or some of the Registrable Securities and the shares of Hypercom Common Stock issued to Seller on an Incentive Payment Date (collectively, the "Acquisition Shares"). Hypercom will use its best efforts to effect the registration under the Securities Act by performing the following:

            (a) Within ninety (90) days following a Triggering Event (or 180 days if Hypercom is in the process of or contemplating filing a registration statement for a public offering and does so within 60 days of the Triggering Event), Hypercom will diligently prepare and file with the SEC a Resale Registration Statement and use all reasonable efforts to cause such registration statement to become and remain effective until the earlier of (i) two years after effectiveness of the Resale Registration Statement or (ii) until Seller and the Members are free to resell the Acquisition Shares pursuant to Rule 144(k).

            (b) Hypercom will as expeditiously as possible prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to update and keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of all securities covered by such registration statement.

            (c) Hypercom will notify Seller upon discovery that the prospectus included in the Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of Seller promptly (with due regard to the event giving rise to the need for an amendment or supplement) prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that such prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, after such notification and until such supplement or amendment has been so delivered, Seller will not deliver or otherwise use the original prospectus.

            (d) Hypercom will cause to be furnished to Seller a conformed copy of the Resale Registration Statement and of each amendment and supplement thereto (in each case including all exhibits) and such number of copies of the preliminary and final prospectuses and any other prospectus filed under Rule 424 as Seller may reasonably request in order to facilitate the sale of the Acquisition Shares. Seller will comply with all prospectus delivery requirements under the Securities Act. It will be a condition to Hypercom's obligations to effect registration of the Acquisition Shares that Seller provide Hypercom with all material facts including, without limitation, furnishing such certificates, questionnaires, and legal opinions as may be required by Hypercom concerning the Acquisition Shares to be registered which are reasonably required to be stated in the Resale Registration Statement or in the prospectus or are otherwise required in connection with the offering.

            (e) Hypercom will as expeditiously as possible use its commercially reasonable efforts to register qualify the Registrable Securities covered by the Resale Registration Statement under the securities or Blue Sky laws of such state as the Seller shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Seller to consummate the public sale or other disposition in such states of the Registrable Securities owned by the Seller; provided, however, that Hypercom shall not be required in connection with this Section 9.2 to qualify as a foreign corporation, subject itself to taxation, or execute a general consent to service of process in any jurisdiction.

            (f) Hypercom will cause all such Registrable Securities to be listed on The New York Stock Exchange or other exchange or trading system on which its Common Stock regularly trades.

            (g) In the event of an underwritten public offering, Hypercom will enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter of such offering.

            (h) If Hypercom has delivered preliminary or final prospectuses to the Seller and after having done so the prospectus is amended to comply with the requirements of the

Securities Act, Hypercom shall promptly notify the Seller and, if requested, the Seller shall immediately cease making offers of Registrable Securities and return all prospectuses to Hypercom. As soon as reasonably practicable, Hypercom shall provide the Seller with revised prospectuses and, following receipt of the revised prospectuses, the Seller shall be free to resume making offers of the Registrable Securities.

Notwithstanding anything to the contrary herein, Hypercom shall not be required to effect a registration under Section 9.2 or to update any registration if Hypercom determines the filing would be materially detrimental to a transaction or company registration in process or contemplated, provided that it may delay such a filing for no more than 90 days.

      9.3 Registration Expenses and Indemnity.

            (a) Hypercom shall pay all expenses incurred by Hypercom or its Affiliates in complying with this Section 9, including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel for Hypercom and its Affiliates, exchange listing fees, and fees and expenses of one (1) counsel selected by the sellers of the Acquisition Shares (the "Selling Stockholders") to represent the Selling Stockholders, in an amount not to exceed $20,000, and state Blue Sky fees and expenses. Seller shall pay all selling commissions applicable to the sales of the Acquisition Shares and all fees and disbursements of counsel for the Selling Stockholders' own counsel (other than the counsel selected to represent all Selling Stockholders as defined above).

            (b) Hypercom agrees to indemnify and hold harmless (or if indemnification is held by a court of competent jurisdiction to be unavailable, to contribute to the amount paid or payable by) Seller or the Members holding Acquisition Shares included as part of any registration statement filed pursuant to this Section 9 against any losses, claims, damages, or liabilities (or actions in respect thereof), to which Seller or the Members may be subject under the Securities Act or any other statute or common law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, or any amendment or supplement thereto, or any other document used to sell these securities, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading, or (iii) any violation by Hypercom of the Securities Act or any blue sky law, or any rule or regulation promulgated under the Securities Act or any blue sky law, or any other law, applicable to Hypercom in connection with such registration, qualification, or compliance, and will reimburse Seller for any legal or other expenses reasonably incurred by Seller in connection with defending such loss, claim, damage, liability, or action; provided, however, that Hypercom will not be liable in any case to the extent that any such claim, loss, damage or liability may have been caused by an untrue statement or omission based upon information furnished in writing to Hypercom by Seller or the Members expressly for use in any registration statement. In the event of any registration of any of the Acquisition Shares under the Securities Act pursuant to this Agreement, each seller of Acquisition Shares, jointly and severally, will indemnify and hold harmless Hypercom, each of its directors and officers and each underwriter (if any) and each person, if any, who controls Hypercom or any such underwriter within the meaning of the

Securities Act or the Securities Exchange Act of 1934 against any claim, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending it against the same, arising out of any untrue statement of a material fact contained in any prospectus or other document (including any related registration statement) or any omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Hypercom by or on behalf of such selling holder, specifically for use in connection with the preparation of such registration statement, prospectus, amendment of supplement.

                                   ARTICLE 10
                                 NON-COMPETITION

      10.1 Agreement Not to Compete. In consideration of the Purchase Price set forth herein and as an inducement to Buyer to enter into this Agreement, each of Seller and the Members, for themselves and any of their direct or indirect subsidiaries, parents or Affiliates, whether now in existence or hereafter created or established, hereby covenant and agree that except as otherwise agreed it or he will not after the Closing Date for a period of five (5) years after the Closing (or if the Member is terminated without Cause or resigns for Good Reason under his Employment Agreement, two (2) years after termination, if less):

            (a) Engage, directly or indirectly, either as principal, partner, joint venturer, consultant, agent, or proprietor (other than as an owner of 1% or less of the outstanding stock of a public corporation whose stock is traded on a recognized public exchange but not including Hypercom) or in any other manner participate in the ownership, management, operation, or control of any person, firm, partnership, limited liability company, corporation, or other entity which engages in the business of selling any products or providing any services which are competitive with the products or services of Buyer or any of its Affiliates, including the Business, within any jurisdiction in which Hypercom or the Business does or proposes to do business; or

            (b) Directly or indirectly solicit for employment (whether as an employee, consultant, independent contractor, or otherwise) any person who is, or during the preceding six (6) months was, an employee, consultant, independent contractor, or of the like of Buyer or the Business, unless Buyer gives its written consent to such employment or offer of employment; or

            (c) Directly or indirectly solicit for employment (whether as an employee, consultant, independent consultant, contractor, or otherwise) any person who, as of the Closing Date, is any employee, consultant, independent contractor or the like of Seller who thereafter becomes an employee of Buyer; or

            (d) Call on directly or indirectly solicit or divert or take away from Buyer or the Business (including, without limitation, by divulging to any competitor or potential competitor of Buyer or the Business) any person, firm corporation, or other entity who is, or during the preceding six (6) months was, a customer or prospective customer of Buyer or the Business.

      10.2 Acknowledgment; Relief for Violation. Each of Seller and the Members hereby agree that the period(s) of time provided for in this Article 10, and the territorial restrictions and other provisions and restrictions set forth herein, are reasonable and necessary to protect Buyer and its successors and assigns in the use and employment of the goodwill of the Business conducted by Seller prior to the Closing Date and sold by Seller to Buyer pursuant to this Agreement. Each of Seller and the Members further agree that damages cannot compensate Buyer in the event of a violation of the above agreement not to compete, and that, if such violation should occur, injunctive relief shall be essential for the protection of Buyer and its successors and assigns. Accordingly, each of Seller and the Members hereby covenant and agree that, in the event any of the provisions of agreement not to compete shall be violated or breached, Buyer shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may appertain at equity or law. Obtainment of such an injunction by Buyer shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Buyer has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by Buyer to take action thereon.

      10.3 Severability. Each of Seller and the Members agree that, if any provision with respect to this Article 10 shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from this Agreement, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, however, that to the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time, but may be made enforceable by limitations thereon, each of Seller and the Members agree that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought. Each of Seller and the Members further agree that the amount(s) paid by Buyer under this Agreement shall not limit, restrict, or otherwise be deemed to establish the amount of damages suffered by Buyer by reason of any breach of this Article 10.

      10.4 Extension During Breach. Seller and each Member agree that the time period described in Section 10.1 shall be extended for a period equal to the duration of any breach this Article 10 by Seller or such Member.

                                   ARTICLE 11
                          INDEMNIFICATION AND SURVIVAL

      11.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Members, Seller, Hypercom, and Buyer contained in this Agreement and the certificates delivered hereunder shall survive the consummation of the transactions contemplated hereby and the Closing Date for the period set forth in this Section 11.1, without regard to any investigation made by any of the parties hereto. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate on March 31, 2001, except that the representations and warranties contained in Sections 4.7, 4.9, 4.10 and 4.12 will survive indefinitely, the representations and warranties contained in Section 4.22 will survive for a period of three (3) years following the Closing Date, and the representations and warranties contained in Sections 4.11, 4.18 and 4.19 will survive until the expiration of any and all applicable statute of limitations pertaining thereto; provided, however, that in the event notice of any claim for indemnification under Section 11.2(a) or (b) hereof shall have been given (within the meaning of Section 14.4) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. All covenants and agreements herein shall survive forever, except as specifically limited by their terms.

      11.2 Indemnification.

            (a) By Seller and the Members.

                  (i) The Members and Seller shall indemnify, defend, save and hold harmless Hypercom, the Buyer and their Affiliates, and their respective Representatives, from and against any and all claims, damages, costs, losses (including, without limitation, diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, clean-up or remedial action, lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees, experts' fees and all amounts paid in investigation, defense, audit or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (A) any breach of any representation or warranty made by Seller or any of the Members in or pursuant to this Agreement, the Schedules, or any other certificate or document delivered by or on behalf of Seller or the Members pursuant to this Agreement; (B) any breach by Seller or the Members of any covenant or agreement of Seller or the Members in or pursuant to this Agreement; (C) any Excluded Liability; and (D) the failure of Seller to comply with any applicable fraudulent conveyance, bulk sale, or other law for the protection of creditors in connection with the transactions contemplated by this Agreement.

                  (ii) Hypercom's and Buyer's right to indemnification under this Section 11.2(a) for any Damages incurred in connection with, arising out of, resulting from or incident to any Excluded Liability shall survive the consummation of the transactions contemplated hereby and the Closing Date forever.

                  (iii) For purposes of indemnification pursuant to this Section 11.2(a), the accuracy of the representations and warranties contained in this Agreement will be considered without regard to materiality or Knowledge qualifiers.

            (b) By Hypercom or Buyer. Hypercom or Buyer shall indemnify and save and hold harmless the Members and Seller, their Affiliates and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) the inaccuracy of any representation or warranty made by Hypercom or Buyer in or pursuant to this Agreement; or (ii) any breach of any covenant or agreement made by Hypercom or Buyer in or pursuant to this Agreement.

            (c) Cooperation. In connection with third party lawsuits or actions, the indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost (except as provided in Section 11.2(e) hereof), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

            (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought here under. The Claim Notice shall include the amounts the indemnified party believes in good faith are subject to indemnification and a brief basis of the claim. The indemnified party may revise its estimate of any claim by notice to the other party.

            (e) Third Party Claims. If any Action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which case the indemnified party shall be able to retain its own counsel at the reasonable expense of the indemnifying party), and
(iii) to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Action is reasonably expected to have a Material Adverse Effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including without limitation to take control of the defense and investigation of such Action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Action. If the indemnifying party fails to assume the defense of such Action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the Action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 11.2(e) and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

            (f) Right of Offset. All Claims by Hypercom or Buyer for indemnification against the Seller or the Members may be satisfied by set off against any remaining Incentive Payment(s). Notwithstanding anything in this Agreement to the contrary, Hypercom shall not be limited to the Incentive Payments with respect to Claims against the Seller or the Members in the event such Claims exceed the amount of any payments due thereafter.

            (g) Certain Limitations.

                  (i) Cap. The Seller's and Members' indemnification liability under Section 11.2(a) and Hypercom's and Buyer's indemnification liability under
Section 11.2(b) shall be limited to the aggregate amount of consideration paid to the Seller, including the cash payment at Closing, the value of the common stock issued at Closing, and the Incentive Payments (collectively, the "Cap").

                  (ii) Basket. In no event shall the Seller and the Members on the one hand and Hypercom and Buyer on the other hand be required to indemnify the other party for any Damages relating to any matter subject to indemnification under this Article 11, unless and until such Damages exceed in the aggregate $100,000 (the "Basket"), in which event only those Damages in excess of the Basket shall be recoverable by the indemnified party.

                  (iii) Fraud. The Basket and Cap shall not apply to any Damages based on, arising out of or related to fraud, intentional or willful misrepresentation or omission by Seller or any Member, and an Excluded Liability.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

      All claims, disputes and other matters in controversy (herein called "dispute") arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, including disputes arising out of any adjustment proposed by Buyer (or lack thereof) upon an event set forth in Section 2.8.(d) (iv), (vi), (vii) and 2.8(f), shall be resolved exclusively (except as set forth in Article 2) according to the procedures set forth in this Article 12.

      12.1 Mediation. Neither party shall commence an arbitration proceeding pursuant to the provisions of Section 12.2 below unless such party shall first give a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator will be selected by the AAA. If the dispute has not been resolved by mediation as provided above within sixty
(60) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 12.2.

      12.2 Arbitration.

            (a) Any dispute that is not settled through mediation as provided in
Section 12.1 above shall be resolved by arbitration in Chicago, Illinois, governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this Section 12.2, by a single arbitrator. Persons eligible to be selected as an arbitrator shall be limited to lawyers with excellent academic and professional credentials who have had both training and experience as an arbitrator. In the event the parties cannot agree on a mutually acceptable single arbitrator, the AAA shall designate three persons who, in its opinion, meet the criteria set forth herein. Each party shall be entitled to strike one of such three designees on a peremptory basis, indicating its order of preference with respect to the remaining designees, and the selection of the arbitrator shall be made from among such designee(s) which have not been so stricken by either party in accordance with their indicated order of mutual preference to the extent possible. The arbitrator shall base the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

            (b) Upon the application by either party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator shall be final and binding on the parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

            (c) If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

                                   ARTICLE 13
                                   TERMINATION

      13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) By mutual written consent of a duly authorized officer of Hypercom, on the one hand, and the Members and the Seller on the other hand;

            (b) Upon the occurrence of a Material Adverse Change, or pursuant to
Section 2.2;

            (c) By either Hypercom on the one hand, or the Members or the Seller on the other hand, if the other party breaches any of its material representations, warranties, or covenants contained herein and, if such breach is curable, such breach is not cured within five (5) business days after notice thereof;

            (d) By either Hypercom, Seller or the Members if the transactions contemplated herein shall not have been consummated on or before January 31, 2000 or such later date as may be mutually agreed upon by the parties; provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right is primarily attributable to such party or to any affiliated party.

      13.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 13.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of Buyer, Seller, or the Members or their respective members, officers, or directors, except as set forth in Article 14 and Section 6.8 hereof, and except for liability arising from breach of this Agreement.

                                   ARTICLE 14
                                  MISCELLANEOUS

      14.1 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire understanding and supersedes all prior oral or written agreements among the parties hereto relating to the subject matter contained herein, and merges all prior and contemporaneous discussions among them. No party hereto shall be bound by any definition, condition, representation, warranty, covenant, or provision other than as expressly stated in this Agreement or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party.

      14.2 Special Provision Regarding Receivables. The parties intend that the transfer of the Receivables pursuant to this Agreement to be a true sale of the Receivables from Seller to Buyer and not a financing secured by the Receivables, and the beneficial interest in and title to the Receivables will not be a part of any Seller's estate in the event of the filing of a bankruptcy petition by or against Seller under any bankruptcy law. However, if under any bankruptcy law, this transaction is deemed to be a financing arrangement, or it is otherwise determined that any conveyance hereunder is for any reason not considered a sale and that the beneficial interest in and title to the Receivables remain part of any Seller's estate, that parties intend that with respect to any such Receivables this Agreement will constitute a security agreement as defined under the UCC, and Seller hereby grants to Buyer a first priority perfected security interest in and against all of the Seller's right, title and interest in and to the Receivables.

      14.3 Severability. The parties hereto expressly agree that it is not the intention of any party hereto to violate any public policy, statutory, or common law rules, regulations, treaties, or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, then, except as set forth in Article 10, such articles, sections, sentences, words, clauses, or combinations thereof shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties hereto.

      14.4 Notices and Other Communications. All notices, requests, demands, and other communications required, contemplated, or permitted by this Agreement by any party shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each such case notice shall be sent to:

            (a)   If to Hypercom or Buyer:

                  Hypercom Corporation
                  2851 West Kathleen Road
                  Phoenix, Arizona  85053
                  Attention: Jonathon Killmer, Chief Financial Officer

                  with a copy to:

                  Steven D. Pidgeon, Esq.
                  Snell & Wilmer L.L.P.
                  One Arizona Center
                  Phoenix, Arizona 85004

            (b)   If to GE or the Members:

                  90 Grove Street, Suite 204
                  Ridgefield, CT  06877

                  with a copy to:

                  Othen Prounis, Esq.
                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111

or at such other address as the intended recipient shall from time to time designate by written notice delivered in accordance herewith.

      14.5 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

      14.6 Closing Date Balance Sheet. Seller and the Members agree to deliver or cause to be delivered within forty-five (45) days of Closing, a balance sheet dated as of the Closing and prepared in accordance with GAAP and in a manner consistent with the accounting principles adopted in the preparation of the Financial Statements.

      14.7 Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules.

      14.8 Assignment. Neither this agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all its rights to any lender as collateral security, and Buyer may assign all such rights and obligations to a wholly-owned subsidiary or subsidiaries of Buyer (or a partnership controlled by Buyer) which shall assume all obligations and liabilities of Buyer under this Agreement, but no such assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except in the case of indemnification expressly extended to other persons pursuant to Article 10, no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

      14.9 Schedules and Exhibits. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by such reference as if fully set forth in the text hereof.

      14.10 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

      14.11 Specific Performance. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

      14.12 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys" fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      14.13 Section and Paragraph Headings. The Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.14 Amendment. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

      14.15 Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants.

      14.16 Extent of Obligation. All covenants, representations, warranties, indemnities, and agreements made by Seller and the Members shall be deemed joint and several as to each of them.

      14.17 Tax Matters. Each party to this Agreement has independently determined the Tax consequences to such party of the transactions contemplated by this Agreement and no party is relying upon any other party to this Agreement with respect to such determination.

      14.18 Bulk Sales Waiver. The parties hereby waive compliance with any bulk sales or similar law.



                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.



"HYPERCOM"                                   "SELLER"

HYPERCOM CORPORATION                         GOLDEN EAGLE LLC,
a Delaware corporation                       a Connecticut limited liability
                                             company



By:________________________________          By:_______________________________
     Albert A. Irato                         Its:______________________________
Its:  Chairman of the Board


"BUYER"

HYPERCOM FINANCIAL, INC.,
an Arizona corporation



By:________________________________
Its:_______________________________


"MEMBERS"

GOLDEN CORPORATION,
a Connecticut corporation



By:________________________________
Its:_______________________________



________________________________
Leonard E. Friedlander


________________________________
Lawrence T. Lawler, Jr.

                                    EXHIBIT A

                                   DEFINITIONS

      1. Definitions. For purposes of this Agreement, the following definitions shall apply to the following terms:

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," when used with respect to a specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Applicable Law" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any governmental authority, (ii) governmental permits, licenses or approvals and (iii) orders, decisions, interpretations, injunctions, judgments, awards, and decrees of or agreements with any governmental or judicial authority.

"Board" shall mean the Board of Directors of Hypercom.

"Business" shall have the meaning assigned to it in Recital A.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Contract" shall mean any agreement, contract, note, bond, mortgage, indenture, loan, evidence of indebtedness, lease, sublease, permit, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, arrangement, obligation or commitment to which the Seller, in connection with the Business, is a party or is bound or to which its assets or properties are subject, whether oral or written.

"Encumbrance" shall mean any claim, lien, pledge, charge, easement, security interest, deed of trust, mortgage, option, right of first refusal, preemptive right, right-of-way, patent reservation, encroachment, building or use restriction, conditional sales agreement or encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

"Environmental Law" shall mean any applicable Law (including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and analogous state laws) relating to (x) the protection of human health or the environment (including air, water, vapor, surface water, groundwater, drinking water supply, and surface or subsurface land) or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, hazardous substances or any waste material, on-site or at any off-site locations.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 "GAAP" shall mean generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis as of the date of any application thereof.

"GC" shall mean Golden Corporation.

"GECC" shall mean Golden Eagle Credit Corporation.

"GLS" shall mean Golden Leasing Systems, Co.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and the rules and regulations issued pursuant to that Act or any successor law.

"Hypercom Common Stock" shall mean the common stock of Hypercom, $.001 par value per share.

"Knowledge" means actual knowledge after reasonable investigation.

"Material Adverse Effect" or "Material Adverse Change" shall mean any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities, operations or customer, supplier or employee relations of the Business or the Acquired Assets or on the ability of the Seller or the Members to consummate the transactions contemplated hereby, or any event, condition or state of facts which could be reasonably expected, with the passage of time, to constitute a "Material Adverse Effect" or "Material Adverse Change."

"Permits" shall mean all licenses, permits, franchises, approvals, notifications, authorizations, consents or orders of, or filings with, any governmental agency or authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or presently anticipated conduct of, or relating to the operation of, the Business.

"Person" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, governmental authority, or other entity.

"Purchase Price" shall mean the amounts specified in Sections 2.7 and 2.8 as the "Closing Payment" and "Incentive Payment."

"Representative" shall mean with respect to a particular Person, any officer, director, principal, partner, manager, member, advisor, agent, employee or other representative of such Person, including legal counsel, accountants and financial advisors.

"SEC" shall mean the Securities and Exchange Commission or any successor agency.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Seller" shall have the meaning specified in the first paragraph of this Agreement, and shall include its subsidiaries, except where the context requires otherwise or except where otherwise defined.

"Tax" or "Taxes" shall mean any federal, state, provincial, local, foreign, or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, escheat, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, registration, withholding, estimated, or other tax, duty, or other governmental charge or assessment of any kind whatsoever or deficiencies thereof (including all interest and penalties thereon and additions thereto, whether disputed or not).

"Tax Return" shall mean any return, report, declaration, form, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. Other Defined Terms. The following terms shall have the meanings ascribed to them in the Sections set forth below:


    Term                                                             Section

    AAA.................................................................12.1
    Accounting Arbitrator.............................................2.8(g)
    Acquisition Shares...................................................9.2
    Actions.............................................................4.11
    Acquired Assets......................................................2.1
    Adjusted Target EBT...........................................2.8(d)(iv)
    Affiliated Party ...................................................4.21
    Agreed Capital................................................2.8(e)(iv)
    Assumed Contracts.................................................2.1(f)
    Assumed Liabilities..................................................2.5
    Available Capital.............................................2.8(e)(iv)
    Basket.......................................................11.2(g)(ii)
    Buyer Integration..............................................2.8(e)(v)
    Buyer Integration Notice.......................................2.8(e)(v)
    Cap...........................................................11.2(g)(i)
    Claim........................................................... 11.2(d)
    Claim Notice.................................................... 11.2(d)
    Closing..............................................................3.1

    Closing Date.........................................................3.1
    Closing Payment......................................................2.7
    Commonly Controlled Entity..........................................4.19
    Damages......................................................... 11.2(a)
    Designated Officer............................................2.8(e)(ii)
    Dispute Notice......................................................12.1
    DOJ.................................................................6.12
    EBT...............................................................2.8(c)
    Employment Agreements.............................................3.2(m)
    Employee Benefit Plan...............................................4.19
    Escrow Agent......................................................2.7(b)
    Escrow Agreement..................................................2.7(b)
    Excluded Assets......................................................2.4
    Excluded Liabilities.................................................2.6
    Financial Statements.................................................4.6
    FTC.................................................................6.12
    Group Health Plan...................................................4.19
    Hypercom Financials..................................................5.7
    Hypercom SEC Documents...............................................5.7
    Incentive Payment.................................................2.8(a)
    Incentive Payment Date............................................2.8(a)
    Incentive Term....................................................2.8(a)
    Intangible Personal Property........................................4.15
    Intellectual Property Rights......................................2.1(i)
    Interim Balance Sheet................................................4.6
    Listed Contracts.................................................4.13(a)
    Master Agreement....................................................6.14
    MIS Systems........................................................ 4.23
    Permitted Liens......................................................4.9
    Receivables.......................................................2.1(d)
    Registrable Securities............................................9.1(a)
    Resale Registration Statement........................................9.2
    Sales and Use Tax Calculation.....................................3.2(s)
    Selling Stockholders.................................................9.3
    Subsidiaries......................................................2.1(k)
    Target EBT........................................................2.8(c)
    Transferred Employees...............................................6.11
    Triggering Event.....................................................9.2
    Welfare Plan........................................................4.19

                                   SCHEDULES

Description                                                             Schedule
-----------                                                             --------
Interim Balance Sheet.....................................................2.1(a)
Assumed Contracts ........................................................2.1(f)
Permits ..................................................................2.1(h)
Intellectual Property Rights .............................................2.1(i)
Allocation of Purchase Price .............................................2.9
Organization and Qualification ...........................................4.1
Authorization ............................................................4.2
No Violation; Consents ...................................................4.3
Subsidiaries .............................................................4.5
Capital Stock ............................................................4.5
Financial Statements .....................................................4.6
Undisclosed Liabilities ..................................................4.7
Absence of Certain Developments ..........................................4.8
Permitted Liens ..........................................................4.9
Leases and Receivables ...................................................4.10
Litigation ...............................................................4.11
Tax Matters ..............................................................4.12
Listed Contracts .........................................................4.13
Patents, Trademarks, Etc. ................................................4.14
Intangible Personal Property .............................................4.15
Environmental Matters ....................................................4.16
Employees, Labor Matters, Etc. ...........................................4.18
Employee Benefits ........................................................4.19
Insurance ................................................................4.20
Transactions with Affiliated Parties .....................................4.21
Compliance with Laws; Permits; Certain Operations ........................4.22
Adequacy of Information Systems ..........................................4.23
Restrictions on Business Activities ......................................4.26
Authorization ............................................................5.2

*The registrant hereby agrees to furnish the above Schedules to the Securities and Exchange Commission upon request.